Form 10KSB, Exhibit 13
period 1996-12-31
ZACHARY BANCSHARES INC
filed 1997-03-28
CIK 740875

P R O X Y    S T A T E M E N T




	1 9 9 7





	Z A C H A R Y  B A N C S H A R E S, I N C.






















ZACHARY BANCSHARES, INC.
Post Office Box 497
4700 Main Street
Zachary, LA 70791
1-504-654-2701





							March 18, 1997






Dear Shareholders:

 	 Your Board of Directors is pleased to invite you to attend the Annual Meeting of Shareholders of Zachary Bancshares, Inc. on April 17, 1997 at 2:30 P.M. The meeting will be held in the Bank of Zachary, Main Office Lobby at 4700 Main Street, Zachary, LA.

  	The Notice of Meeting, Proxy Statement and The Annual Report
of the Company for 1996 are enclosed.   The business of the meeting
will be: The election of Company Directors and any other business that may properly come before the meeting.

 	 During the course of the meeting, Management will report on current activities of The Company and comment on future plans.
Thank you for your interest and consideration.


							Sincerely,





							Harry S. Morris, Jr.
							President & CEO





 IMPORTANT
PLEASE SIGN AND RETURN YOUR PROXY IN THE ENCLOSED
 ENVELOPE TO AUTHORIZE THE VOTING OF YOUR SHARES.
                     	ZACHARY BANCSHARES, INC.
Post Office Box 497
4700 Main Street
	      Zachary, LA 70791
 	     1-504-654-2701



	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



 	 NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of ZACHARY BANCSHARES, INC., (herein referred to as "The Company") Zachary, Louisiana, will be held at 4700 Main Street, Zachary, LA on Thursday, April 17, 1997 at 2:30 P.M., for the following purposes:

  	To elect Directors.

  	To transact any other business that may properly come before the meeting.

  	Shareholders of record as of the close of business on March 10, 1997 will be entitled to receive notice of and to vote at this meeting. Each shareholder will be entitled to one (1) vote for each share of stock outstanding as of the record date (March 10, 1997).

 	If you do not plan to be present at the meeting and wish to have your share or shares voted by an authorized agent, please date and sign the enclosed Proxy and return it in the self addressed envelope which we have enclosed for your convenience. The Proxy is revocable and may be revoked by you prior to its exercise in writing. If you elect to revoke your executed proxy, the revocation may be delivered to Winston E. Canning, Secretary, 4700 Main Street, (P. O. Box 497), Zachary, LA 70791-0497. Your cooperation and confidence in The Company's management is sincerely appreciated.

					BY ORDER OF THE BOARD OF DIRECTORS




    				   		  Harry S. Morris, Jr.
		              President and Chief Executive Officer


Zachary, Louisiana
March 18, 1997

1
ZACHARY BANCSHARES, INC.

PROXY STATEMENT

   	This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Zachary Bancshares, Inc. herein called "The Company", for the Annual Meeting of the Shareholders which is to be held at 4700 Main Street, Zachary, Louisiana, at 2:30 P.M. on Thursday, April 17, 1997.

	The only shares that may be voted are the outstanding shares of common stock at the close of business on March 10, 1997, the record date of the meeting. Each share is entitled to one vote. Shares held in The Company's Treasury on that date cannot be voted.

	The Proxy which is being solicited by this statement on behalf of the Board of Directors may be revoked in writing prior to its exercise.

	The Board of Directors anticipates that these Proxy materials will be mailed to shareholders on or about March 18, 1997.

	Any shareholder proposals intended to be presented at the next annual meeting (April 16, 1998) for inclusion in The Company's
Proxy Statement and form of Proxy relating to that meeting must be submitted not later than December 10, 1997. All proposals shall be in writing and addressed to the Board of Directors, Zachary
Bancshares, Inc., P. O. Box 497, Zachary, Louisiana 70791-0497.

	All costs of soliciting proxies, including the costs of preparing and mailing this Proxy Statement, will be borne by The Company. It is anticipated that solicitations will be made only by mail; however, certain officers and employees of The Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph and personally.


	No Directors, nominees for election to the Board of Directors or Officers of The Company has any substantial interest in any matter to be acted upon at this meeting other than the election to office.

   	ZACHARY BANCSHARES, INC. SHALL PROVIDE TO EACH SHAREHOLDER SOLICITED HEREBY, ON THE WRITTEN REQUEST OF ANY SUCH SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT OR FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO REQUIRED TO BE FILED WITH THE SECURITIES EXCHANGE COMMISSION PURSUANT TO ITS REGULATIONS FOR THE COMPANY'S MOST RECENT FISCAL YEAR. ZACHARY BANCSHARES, INC. SHALL PROVIDE TO ANY INTERESTED PARTY A COPY OF THE SUBSIDIARY'S CURRENT ANNUAL DISCLOSURE STATEMENT AS REQUIRED BY FEDERAL DEPOSIT INSURANCE CORPORATION REGULATION. THE ADDRESS TO WHICH WRITTEN REQUESTS MAY BE DIRECTED IS AS FOLLOWS:

	Zachary Bancshares, Inc.
	Post Office Box 497
	Zachary, LA 70791-0497

2
MATTERS TO BE CONSIDERED

   	At the Annual Meeting of The Company's shareholders, the matters to be considered will include: The election of Company
Directors and any other business that may properly come before the meeting.

   	The Management of The Company knows of no other matters (other than the election of Directors) which may come before this meeting. However, if any such matters should properly come before this meeting, it is the intention of the person named in the enclosed
Proxy to vote the Proxy in accordance with his best judgment.

   	The shares represented by the Proxy hereby solicited will be voted in accordance with the specifications made on the face of the Proxy. No Proxy shall confer authority to vote for the election of any person to any office for which a bona fide nominee is not named in this Proxy Statement, or to vote at any annual meeting other than the next annual meeting (or any adjournment thereof) to be held after the date on which this Proxy Statement and enclosed
Proxy are first sent or given to shareholders. The matters brought to the shareholders require a simple majority vote for approval.

	VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

   	As of December 31, 1996, 216,000 shares of Zachary Bancshares, Inc. Common Stock were authorized and issued. These shares represent the only class of stock. Each share of stock is entitled to one (1) vote. The date of record for determining voting rights at the Shareholders' Meeting is March 10, 1997. The Company does not, as of March 10, 1997, have any principal shareholder(s) (an individual or entity who owns more than 5% of the outstanding shares). Shares held in The Company's Treasury on March 10, 1997 cannot be voted.

	EXECUTIVE OFFICERS

   	Director Morris, Director Canning and Mark Thompson serve The Company and Bank as Executive Officers. Winston E. Canning serves The Company as a Director and Secretary and the Bank as a Director and Chief Lending Officer. Mark Thompson is 50 years old and has served the Bank as Chief Operational Officer since 1978, Investment Officer since 1984 and is a Board of Director Advisory Member. Mr. Thompson is The Company's Treasurer. President and CEO Harry S. Morris, Jr. and Executive Officer Mark Thompson are married to sisters.

	ELECTION OF DIRECTORS

   	The Articles of Incorporation of The Company provide that the number of directors will be set by the By-Laws which currently provide for a board of not less than five (5) nor more than thirty
(30) persons. At the April 11, 1996 Shareholder meeting, former Chairman Leonard Aguillard retired from the Companys Board of Directors. Mr. Aguillard advised the Companys Board of his retirement decision in 1995. The By-Laws provide for three classes of directors, each class serving a three year term.
3
Class I Directors will be elected at this meeting to serve until 2000, or until their successors are duly elected and have qualified.

   	It is the intention of the persons named in the accompanying Proxy to vote in favor of the election of director nominees named below. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable.

   	The information set forth below and on the following page as to age, principal occupation or employment and amount and nature of beneficial ownership of common stock of The Company is furnished for each nominee for election and each director whose term as a director will continue after the meeting. Unless otherwise indicated, (1) all such nominees and directors have been with the same organization in essentially the same position as listed below for the past five years, and (2) such nominees and directors own, with sole voting and investment power, the shares listed. The year listed under the heading "First Elected Director" indicates the year in which the nominee or director was elected as a Bank of Zachary Director (which may be prior to the formation of The Company).

                                                               Shares
Percent
                              Principal Occupation   First    Beneficially
 of
   Name               Age        or Employment      Elected  Owned as of
Common                                                Director  Dec.31,1996
Stock

                    CLASS I (DIRECTOR NOMINEES: TERMS EXPIRE 2000)

Hardee M.Brian*G       70    Agribusiness             1982        840
  .43

Winston E. Canning*+   52    Executive Vice President 1984      1,224
  .63
(1)                          of Bank of Zachary

Howard L. Martin M.D.G 70    Surgeon                  1974        567
  .29

 Class II (Directors whose terms expire 1998)

Russell Bankston*G     68    Retired Judge            1971      3,030
 1.56
(1)

A. C. Mill,III,Ph.D.*  53    Portable Embryonics,Inc. 1986      1,959
1.00






4
            		                                        Shares
Percent                              Principal Occupation First
Beneficially       of
Name                   Age     or Employment     Elected   Owned as of
Common                                                  Director
Dec.31,1996      Stock

                       CLASS III (Directors whose terms expire 1999)

Harry S. Morris, Jr.*  51 	President and Chief    1974         1,164
  .60
(1)                         	Executive Officer
                     	     of Bank of Zachary

Rodney  S. JohnsonG    39 	Insurance Agent        1991           100
  .05


All directors and executive officers
as a group, 7 persons

8,899      4.59


G  Member of Bank Audit Committee
*  Member of Bank Finance Committee
+  Member of Bank Investment Advisory Committee
  Member of Community Reinvestment Act Committee

(1) Shares beneficially owned by Mr. Bankston include 882 owned by his wife. Mr. Canning's beneficially owned shares include 270 shares which are in his children's names. Mr. Morris' beneficially owned shares include 114 shares which are in his children's names.

    	During 1996, The Company's Board of Directors held a total of six meetings. The Board of Directors of The Company has no committees. The Bank's Board of Directors met twelve times during 1996 with a special meeting (for a total of 13). All Directors attended ninety-two percent or more of the aggregate number of meetings of the Board of Directors of The Company, the Bank, and Committee(s) of the Board of Directors on which they served with the exception of A. C. Mills, III who attended seventy-five percent of the Board Meetings and fifty-five percent of the Finance Committee meetings. Bank Directors were paid $300 per month board fee. Directors are allowed two paid absences annually. All Directors received a $1,000 retainer in 1996. The Board of Directors of the Bank has a Finance Committee, Audit Committee, Investment Committee and Community Reinvestment Act (CRA) Committee. The Finance Committee met forty-three times during 1996 to consider loan applications presented by the Bank's lending officers. Non-employee Finance Committee members receive $2,400 annually. The Audit Committee met twice during 1996. Maximum compensation per Audit Committee member was $200 in 1996. The Investment Committee's responsibility is to provide guidance in securities transactions. No compensation is provided for members of this Committee. The CRA Committee which provides direction and oversight to the applicable Federal Statutes met three times in 1996, and received no compensation. The various Committee memberships are indicated in the preceding table.

5
	STOCK OPTION - INCENTIVE PLANS

   	The company has no outstanding options, warrants or rights granted to any individual or entity.

	TRANSACTIONS WITH MANAGEMENT

   	The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and, in the opinion of the Bank, not involving more than the normal risk of collectibility or presenting other unfavorable features.

	EXECUTIVE COMPENSATION

Summary Compensation Table

   	The following table discloses the compensation paid during the past to the Companys Chief Executive Officer and to its other executive officers.

	Annual Compensation

Name & Principal     	 Year      Salary1       Bonus1        Other2
All3
   Position                                                    Annual
Other
                                                                Comp.
Comp.

Harry S. Morris, Jr.      1996      $ 93,051     $7,500      $12,209
$36,798
President & CEO            1995         96,120       7,500       10,089
  4,700
                          1994        93,024      5,000       10,170
4,794

Winston E. Canning        1996 	$ 85,327     $7,500      $11,751
$34,309
Exec. Vice President      1995        84,139      7,500        8,944
4,750
                          1994		  77,592      7,500        8,579
4,794
Mark Thompson
Vice President & Cashier  1996		$ 76,650     $7,500      $10,108
$26,709
                          1995        76,623      7,500        8,386
3,750                             1994        69,830      5,000        8,012
       3,794

1Salary & Bonus -

Mr. Morris' 1996 salary included $8,489.30 deferred compensation under Internal Revenue Code, Section 401(K), $2,939.70 automobile benefit and $1,526.62 disability insurance premium.

Mr. Cannings 1996 salary included $9,305.35 deferred compensation under Internal Revenue Code, Section 401(K), $604.06 automobile benefit, $870.22 Country Club benefit, and $1,1711.29 disability insurance premium.

Mr. Thompsons 1996 salary included $9,223.67 deferred compensation under Internal Revenue Code, Section 401(K), $75.00 automobile benefit, and $1,350.48 disability insurance premium.



6
2Other Annual Compensation - Includes the following Bank Contributions to:

                           		    1996    	  1995	    1994
Mr. Morris
401(K) Savings Plan                   $ 3,484       $ 2,780     $ 2,701
Employee Profit Sharing Plan          $ 6,605       $ 7,390     $ 8,008

Mr. Cannings
401(K) Savings Plan 				  $ 4,172		$ 3,079	  $ 2,345
Employee Profit Sharing Plan		  $ 7,339		$ 5,865	  $ 6,234

Mr. Thompsons
401(K) Savings Plan				  $ 3,699      $ 2,946	  $ 2,246
Employee Profit Sharing Plan          $ 6,409      $ 5,440      $ 5,766

3All Other Compensation - Includes the following:

                                        1996         1995          1994
Mr. Morris
Director Compensation                 $ 4,600      $ 4,600       $ 4,600
Term Life Insurance                       150          194           194
Terminated Accrued Leave Plan		   32,198		   -             -

Mr. Cannings
Director Compensation                 $ 4,600      $ 4,600       $ 4,600
Term Life Insurance                       150          150           194
Terminated Accrued Leave Plan		   29,559		   -             -

Mr. Thompsons
Board Advisory Compensation           $ 3,600      $ 3,600       $ 3,600
Term Life Insurance                       150          150           194
Terminated Accrued Leave Plan		   22,959		   -  		  -


FINANCIAL STATEMENTS

   	The consolidated financial statements, management's discussion and analysis of financial condition and results of operations included in Zachary Bancshares, Inc. Annual Report to shareholders for the year ended December 31, 1996 are incorporated herein by reference. A copy of such Annual Report is being mailed with this Proxy Statement to each shareholder of record for the Annual Meeting.

	ACCOUNTING SERVICES

  	The independent public accounting firm retained by the Board of Directors is Hannis T. Bourgeois & Co., L.L.P.,(HTB) Certified Public Accountants. HTB has served as the Bank's principal accounting firm since 1976. It is expected that a representative of HTB will be present at the Shareholders' Meeting.

   	HTB performed audit services in 1996 including financial statement examinations, consultations relevant to regulatory filings, and preparation of various Federal Tax filings. The accounting firm also performed professional services in 1996 as deemed necessary by the Audit Committee or Management. It is expected that HTB will be retained as accountants for The Company for the year 1997 performing primarily the same services rendered in 1996.

7


















	  ___________________________________________________________






	P L E A S E  S I G N


	A N D  R E T U R N


	Y O U R  P R O X Y


	I M M E D I A T E L Y


	  IN THE ENCLOSED PRE-ADDRESSED POSTAGE PAID ENVELOPE


 	     ____________________________________________________________

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ZACHARY BANCSHARES, INC.)

 	 KNOW ALL PERSONS BY THESE PRESENT, that the undersigned hereby names, constitutes and appoints Russell Bankston or Rodney S. Johnson, with full power of substitution, as attorney and proxy to appear and vote all of the shares of stock outstanding in my name at the annual Meeting of the Shareholders of Zachary Bancshares, Inc. to be held at 4700 Main Street, Zachary, Louisiana on Thursday, April 17, 1997, at 2:30 P.M., and at any and all adjournments thereof; and the undersigned hereby revokes any and all previously executed proxies.

	The undersigned hereby instructs the said attorney and proxy to vote said shares as follows:

  	To vote FOR the nominations and election to the Board of Directors nominees named in the Proxy Statement dated March 18, 1997, accompanying the Notice of said meeting and this Proxy namely:
								      Class I Directors
	                                         (Term expires 2000)
   Authority       Authority     Abstain
    Granted        Withheld				 Hardee M. Brian
						                Winston E. Canning
									 Howard L. Martin

ANY SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY
LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.

ANY PROXY WHICH IS EXECUTED BY THE SHAREHOLDER IN SUCH A MANNER AS NOT TO WITHHOLD AUTHORITY, TO VOTE FOR, OR ABSTENTION SHALL BE
DEEMED TO GRANT SUCH AUTHORITY.

  	To transact any other business that may properly come before the meeting.

  	The Board of Directors of Zachary Bancshares, Inc. does not know, as of the time this Proxy is solicited, of any other matters which may be presented at the meeting; however, if any such other matters should come before the meeting, IT IS THE INTENTION OF THE PERSON NAMED IN THIS PROXY TO VOTE THE PROXY IN ACCORDANCE WITH HIS BEST JUDGMENT, UNLESS
SUCH AUTHORITY IS WITHHELD.

  	The undersigned hereby acknowledges receipt of the Proxy Statement submitted with this Proxy by the Board of Directors of Zachary
Bancshares, Inc., dated March 18, 1997, and acknowledges that, unless authority is withheld or unless the contrary is so specified above, the said attorney and proxy shall vote the shares represented by this Proxy FOR, the nomination and election to the Board of Directors as named above; and in his discretion in accordance with his best judgment with respect to any other matters presented at the meeting.


			Dated and signed,on this____________________, 1997



	_______________________________________
				      	(Signature of Shareholder)




	PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY
	IN THE ENCLOSED PRE-ADDRESSED STAMPED ENVELOPE