Form 10KSB, Exhibit 13
period 1996-12-31
ZACHARY BANCSHARES INC
filed 1997-03-28
CIK 740875

ZACHARY BANCSHARES, INC. AND SUBSIDIARY




	TABLE OF CONTENTS




  President's Message......................................        2
  Independent Auditor's Report.............................        3
	Consolidated Balance Sheets
		December 31, 1996 and 1995.............................
	4
	Consolidated Statements of Income
		for the years ended December 31, 1996 and 1995.........
	5
	Consolidated Statements of Changes in Stockholders'
		Equity for the years ended December 31, 1996
    and 1995...............................................		6
	Consolidated Statements of Cash Flows for the
		years ended December 31, 1996 and 1995.................	     7-8
	Notes to Consolidated Financial Statements
		December 31, 1996 and 1995.............................	     9-22
	Condensed Consolidated Balance Sheets
		December 31, 1996, 1995, 1994, 1993 and 1992...........
	23
	Condensed Consolidated Statements of Income
		for the years ended December 31, 1996, 1995, 1994,
		1993 and 1992..........................................		23
	Average Balance Sheets and Interest Rate Analysis
		for the years ended December 31, 1996 and 1995.........
	24
	Interest Differential
		for the year ended December 31, 1996...................
	25
	Condensed Consolidated Statements of Income
		for the quarter periods in the years ended
		December 31, 1996 and 1995.............................        25
  Management's Discussion and Results of Operation.........       26-30
  Officers................................................. 	  31
  Board of Directors.......................................        31
   Bank Locations...........................................        31









1
ZACHARY BANCSHARES, INC.


				March 18, 1997

Dear Shareholders:

   Zachary Bancshares, Inc. had income of $819,326 in 1996 as compared to $765,783 in 1995. Our Board of Directors again increased our cash dividend per share from $1.50 to $1.65 in 1996 and our return on average equity was 11.50%.

   The Bank's total assets increased from $66,870,435 as of December 31, 1995 to $76,027,427 as of December 31, 1996. Our loan to deposit ratio increased from 49.88% in 1995 to 53.45% in 1996. Total loans grew from $29,607,051 to $36,439,826 in 1996.

   On April 11, 1996, Chairman of the Board, Leonard F. Aguillard, retired after having served on the Board for nearly fourteen years. We thank Mr. Aguillard for his many years of loyal and dedicated service. Mr. Russell Bankston was elected our new Board Chairman.

   Zachary's Super Wal-Mart and Payless Shoes opened this past year as well as Blockbuster Video, Radio Shack, Friedman's Jewelry, and Romancing the
Home having recently opened. Ryan's Steakhouse, Adobe Western Store, a Tobacco Shop, China Wok, and a General Nutritional Center will be opening soon. There are three new golf courses that are considering building in and around Zachary. There is also a motel and movie theater looking at possible locations in Zachary.

   In 1996, the Bank made available brokerage services through Specialized Investments. Michael Word, Specialized Investment Division Broker, has gotten off to a good start in 1996. This service has help increase Bank profits and put us in a situation to offer services even better than the large bank competitors.

   The Bank, with all the growth in our area, has decided to sell our present land and buildings to the City of Zachary and build a new two story building on our three acres across the street from our present main office. We hope these new facilities will help us better serve our customers and allow us to grow with Zachary, Central and the Feliciana's.

   Thank you for your support of the Bank and its employees. When you are near the Bank, stop by and let us tell you about our many new services, and show you what the new Bank will look like.

				Sincerely,




		Harry S. Morris, Jr.
		President


2

HANNIS T. BOURGEOIS & CO., L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS
2322 TREMONT DRIVE, SUITE 200
BATON ROUGE, LA 70809
1 (504) 928 4770



		January 14, 1997


To the Shareholders
  and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the yea rs then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant esti mates made by management, as well as evaluating the overall financial state ment presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


			Respectfully submitted,







3
Zachary Bancshares, Inc. and Subsidiary
	CONSOLIDATED BALANCE SHEETS
	December 31, 1996 and 1995

	ASSETS
			                                             1996          1995
Cash and Due from Banks - Note B	           $ 3,654,801    $ 2,312,940
Interest Bearing Deposits in Other
  Institutions	                                111,469         100,102
Reserve Funds Sold                             850,000       2,700,000
Securities Available for Sale (Amortized
  Cost of  $32,554,647 and $30,016,679) -
	Note C:	                                    32,528,819     30,074,648

Loans - Note D	                              $37,260,053   $30,427,051
	Less:  Allowance for Loan Losses - Note E      (820,227)     (820,000)
				                                         $36,439,826   $29,607,051
Bank Premises and Equipment - Note F	          1,339,439       935,552
Other Real Estate	                               408,181       451,770
Accrued Interest Receivable	                     612,568       584,547
Other Assets                                 	    82,324       103,825

		Total Assets                               $76,027,427   $66,870,435

	LIABILITIES
Deposits - Note G:
	Noninterest Bearing	                         $12,327,349  $11,980,278
	Interest Bearing	                             55,841,920   47,376,247
				                                          $68,169,269  $59,356,525
Accrued Interest Payable	                         185,288      170,278
Other Liabilities	                                 60,994      176,225
		Total Liabilities	                          $68,415,551  $59,703,028

	STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
   authorized 2,000,000 shares;
	issued 216,000 shares - Note H               $ 2,160,000 $ 2,160,000
Surplus	                                        1,480,000   1,480,000
Retained Earnings	                              4,435,582   3,935,807
Unrealized Gain (Loss) on Securities
  Available for Sale, Net - Note C	               (17,046)     38,260
Treasury Stock - 22,333 Shares,
	at Cost	  (446,660)   (446,660)
		Total Stockholders' Equity	                   7,611,876   7,167,407

   	Total Liabilities and Stockholders'
		  Equity                                   	$76,027,427 $66,870,435


The accompanying notes are an integral part of these financial statements.

	4
Zachary Bancshares, Inc. and Subsidiary
	CONSOLIDATED STATEMENTS OF INCOME
	for the years ended December 31, 1996 and 1995

                              						 1996    	     1995
  Interest Income:
	Interest and Fees on Loans	     $2,938,522     $2,626,956
	Interest on Securities           2,033,691      1,832,056
	Other Interest Income              147,658	       225,118
	   Total Interest Income	       $5,119,871	    $4,684,130
Interest Expense on Deposits -
    Note G	                       2,125,503       1,795,453
Interest Expense on Borrowings          777           1,406
	   Total Interest Expense	       $2,126,280	    $1,826,859

  	  Net Interest Income           2,993,591      2,857,271
Provision (Credit) for Loan
    Losses - Note E	                   -     	      (77,374)

	Net Interest Income after
	  Provision for Loan Losses      $2,993,591	     $2,934,645

Other Income:
	Service Charges on Deposit
	  Accounts	                      $   501,746  	  $  512,017
	Gain (Loss) on Securities - Note C	      (64)       (22,950)
	Other Operating Income	               99,311	        53,597
	       Total Other Income        $   600,993     $  542,664

	  Income before Other Expenses	  $ 3,594,584	    $3,477,309

Other Expenses:
	Salaries and Employee Benefits -
		Note I                          $1,375,678       $1,360,468
	Occupancy Expense	                  195,399          162,470
	Net Other Real Estate Expense	       (1,053)          (5,147)
	Other Operating Expenses - Note J   792,365          808,223

	   Total Other Expenses          $2,362,389       	$2,326,014

	  Income before Income Taxes     $1,232,195       	$1,151,295
Applicable Income Tax - Note K	      412,869	          385,512
		Net Income	                    $   819,326        $  765,783

Per Share - Note H:
		Net Income	               $        4.23        $        3.95

		Cash Dividends            $        1.65        $        1.50




The accompanying notes are an integral part of these financial statements.

5
Zachary Bancshares, Inc. and Subsidiary

	CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY

	for the years ended December 31, 1996 and 1995




			                                            1996        1995
Common Stock:
  Balance - Beginning and End
		of Year 	                                  $ 2,160,000	  $ 2,160,000


Surplus:
	Balance - Beginning and End
		of Year  	                                 $ 1,480,000	  $ 1,480,000


Retained Earnings:

	Balance - Beginning of Year	      $ 3,935,807	  $ 3,460,525
		Net Income	                          819,326       765,783
		Cash Dividends                      (319,551)     (290,501)

	Balance - End of Year	            $ 4,435,582 	  $3,935,807


Net Unrealized Gain (Loss) on Securities
  Available for Sale:

  Balance - Beginning of Year	     $    38,260	  $ (975,394)
    Net Change in Unrealized Gain
	   on Securities Available for Sale   (55,306)   1,013,654

  Balance - End of Year	           $   (17,046) 	 $  38,260


Treasury Stock:

Balance - Beginning and End of Year $  (446,660) 	$ (446,660)


The accompanying notes are an integral part of these financial statements.

	6
Zachary Bancshares, Inc. and Subsidiary

	CONSOLIDATED STATEMENTS OF CASH FLOWS

	for the years ended December 31, 1996 and 1995


				                                                1996          1995
Cash Flows From Operating Activities:
  Net Income	   	                     	        $   819,326     $   765,783
  Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating Activities:
       Provision (Credit) for Loan Losses	      	    -             (77,374)
       Provision for Depreciation	       	         104,763         112,122
       Provision (Credit) for Deferred Tax  	      108,776          (8,267)
       Amortization (Accretion) of Securities
         Premiums (Discounts)	       	              16,195          60,613
       Dividends on FHLB Stock		                   (13,100)         (5,300)
      (Gain) Loss on Sale of Securities	                64          22,950
      Gain on Sale of Other Real Estate            (12,971)        (21,344)
      (Increase) Decrease in Interest
         Receivable	 	                             (28,021)        (31,130)
      (Increase) Decrease in Other Assets     	       2,210        (34,409)
      Increase (Decrease) in Interest Payable        15,010         45,167
      Increase (Decrease) in Other Liabilities     (176,225)       (23,418)
       Net Cash Provided by Operating
	Activities		                                   $   836,027     $  805,393
Cash Flows From Investing Activities:
     Net (Increase) Decrease in Interest Bearing
	Deposits in Other Institutions               	 $   (11,367)     $ (100,102)
	Net (Increase) Decrease in Reserve
		Funds Sold		                                    1,850,000        (600,000)
	Purchases of Securities	           	           (13,412,708)     (4,252,138)
	Proceeds from Maturities of Securities       	   8,847,206       2,809,145
	Proceeds from Sale of Securities	         	      2,024,375       2,510,920
	Net (Increase) Decrease in Loans                (6,852,379)     (2,108,280)
	Purchases of Premises and Equipment	              (508,650)       (138,209)
	Sales of Other Real Estate	                         76,164         132,943
	   Net Cash Used in Investing
		 Activities	            	                    $ (7,987,359)    $(1,745,721)

(CONTINUED)
7
Zachary Bancshares, Inc. and Subsidiary

	CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)

	for the years ended December 31, 1996 and 1995

			                                             1996          1995
Cash Flows From Financing Activities:
    Net Increase (Decrease) in Demand
        Deposits, NOW Accounts and Savings
	Accounts  	                                 $ 6,565,247	$(1,608,097)
     Net Increase in Certificates of
            Deposit	                           2,247,497   2,559,801
	Cash Dividends	                                (319,551    (290,501)
     Net Cash Provided by Financing
			        Activities                        $ 8,493,193	$   661,203

Increase (Decrease) in Cash and Due
	from Banks	                                 $ 1,341,861 $  (279,125)
Cash and Due from Banks - Beginning of         2,312,940    2,592,065

Cash and Due from Banks - End of Year        $ 3,654,801  $ 2,312,940



Supplemental Disclosures of Cash Flow
   Information:
      Noncash Investing Activities:
	Other Real Estate Acquired
	 (Disposed) in Settlement of Loans     $    19,604      $      -

      Change in Unrealized Gain (Loss) on
	  Securities Available for Sale	       $   (83,797)    	$  1,535,838

     Change in Deferred Tax Effect on
	  Unrealized Gain (Loss) on Securities
          Available for Sale            $     28,491    	$    522,184


    Cash Payments for:
    Interest Paid on Deposits        	  $  2,110,493    	$  1,750,286

    Income Tax Payments                	$    329,000    	$    440,093




   The accompanying notes are an integral part of these financial statements.

	8
Zachary Bancshares, Inc. and Subsidiary

	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 1996 and 1995


Note A - Summary of Significant Accounting Policies -
	The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

Principles of Consolidation
	The consolidated financial statements include the accounts of Zachary Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of Zachary (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

Estimates

	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities

	Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for
Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.

	Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 1996.



	9
Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and lia bilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stock holders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans
	Loans are stated at principal amounts outstanding, less the allowance for loan losses. Interest on commercial loans is accrued daily based on the principal outstanding.

	Impaired loans are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure".
The statements generally require impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

	A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Interest on impaired loans is discounted when, in management's opinion, the borrower may be unable to meet payments as they become due. Generally, the Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses
	The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

10
	The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collecti bility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Bank Premises and Equipment
	Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

	The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

	Expenditures for maintenance and repairs are charged to operations as incurred. Cost of major additions and improvements are capitalized.

Other Real Estate
	Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair market value. Loan losses arising from the acquisi tion of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

Income Taxes

	The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

    Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible tem porary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.



11
    Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The corporation and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by Company in accordance with state statutes.

Earnings per Common Share

	The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 193,667 in 1996 and 1995.

Statements of Cash Flows

	For purposes of reporting cash flows, cash and due from banks in-cludes cash on hand and amounts due from banks (including cash items in process of clearing).

Current Accounting Developments

	The Financial Accounting Standards Board has issued Statement No.
125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement generally requires that after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred, and would not re cognize financial assets when control has been extinguished. The Bank has not addressed the potential future impact of the application of this statement.

Note B - Cash and Due from Banks -

    The Bank is required by state law to maintain average cash reserve balances. The amounts of those required reserves at December 31, 1996 and 1995 were approximately $655,000 and $480,000, respectively.

Note C - Securities -

  Amortized cost amounts and fair values of securities available for sale at December 31, 1996 and 1995 are summarized as follows:



(CONTINUED)
12
                                           1996
                                   GROSS          GROSS
		                  AMORTIZED    UNREALIZED     UNREALIZED      FAIR
 		                   COST         GAINS          LOSSES       VALUE
U.S. Treasury
  Securities	     $ 4,952,334	  $     27,067    $    (971)   $ 4,978,430
Securities of Other
  U.S. Government
  Agencies	      17,492,767	           85,815	    (22,743)     17,555,839
Mortgage-Backed
  Securities	     3,211,309	           36,852	        -  	      3,248,161
Collateralized
Mortgage Obliga-
   tions		       6,671,137	                -    	  (151,848)    6,519,289
Equity Securities  227,100	                -    	        -        227,100
     Total  	   $32,554,647	   $   149,734     $  (175,562)   $32,528,819


                                           1995
                                   GROSS          GROSS
                  		AMORTIZED    UNREALIZED     UNREALIZED       FAIR
		                  COST           GAINS           LOSSES         VALUE
 U.S. Treasury
  Securities	     $ 3,999,167 	$    20,464   	$   (13,061)    $4 ,006,570
Securities of Other
  U.S. Government
  Agencies        	14,073,850	     142,885	        (2,885)     14,213,850
Mortgage-Backed
   Securities	     3,936,765	      71,047	            -         4,007,812
Collaterized
  Mortgage
    Obligations	   7,792,897	         -        	  (160,481)     7,632,416

Equity Securities    214,000	         -    	         -            214,000
   Total         $30,016,679 	$   234,396     	$  (176,427)   $30,074,648

The amortized cost and fair values of securities available for sale as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.



13
                                 		         AMORTIZED          FAIR
                             		              COST              VALUE
	Within One Year	                       $ 6,996,486         $ 7,016,584
	One to Five Years                       15,448,615          15,517,685

	                                       $22,445,101         $22,534,269

     Securities available for sale with a fair value of $18,104,735 and $11,774,009 at December 31, 1996 and 1995, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

     The Company has invested in Federal Home Loan Bank Stock which is included in Equity Securities and is reflected at the lower of cost or market in these financial statements. The cost of these securities was $227,100 with unrealized gains of $-0- at December 31, 1996.

    Gross realized gains and losses from the sale of securities for the years ended December 31, 1996 and 1995 are as follows:

 		                                  1996            1995

Realized Gains	                   	$    23,686     $    38,659
Realized Losses	                   	   (23,750)        (61,609)
  	                               	$       (64)    $   (22,950)

Note D - Loans -

	An analysis of the loan portfolio at December 31, 1996 and 1995, is as follows:
                           				              1996            1995

  Real Estate Loans - Construction         $ 3,646,767    $ 2,380,561
  Real Estate Loans - Mortgage              27,004,473     22,117,255
  Loans to Farmers                              65,163         54,043
  Commercial and Industrial Loans            2,210,904	     2,298,901
  Loans to Individuals                       3,752,088      2,865,982
  All Other Loans                              580,658	       710,309

	Total Loans                               $37,260,053     $30,427,051

	The Bank had non-performing loans on a non-accrual basis totaling approximately $181,800 and $214,200 at December 31, 1996 and 1995, respectively. The Bank recognized $37,782 and $16,002 in interest income relating to these loans during the years ended December 31, 1996 and 1995. Had the loans been performing, approximately $25,100 and $26,200 of additional interest income would have been recognized for the years ended December 31, 1996 and 1995. Loans contractually past due 90 days or more, in addition to loans on non-accrual, were -0- at December 31, 1996 and 1995, respectively. The Company has no impaired loans at December 31, 1996, in accordance with SFAS No. 114.



14
      The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of such related party loans was $792,412 and $1,070,683 at December 31, 1996 and 1995, respectively. An analysis of the aggregate of these loans for 1996, is as follows:


	Balance - Beginning of Year	$ 1,070,683
		New Loans	                     166,514
		Repayments	                   (444,785)
	Balance - End of Year	      $   792,412

Note E - Allowance for Loan Losses -

	Following is a summary of the activity in the allowance for loan losses:
                                       					      1996        1995

Balance - Beginning of Year	                   $ 820,000   $ 820,000
   Current Provision (Credit) from Income          -         (77,374)
Recoveries of Amounts Previously
    Charged Off	                                   20,055      96,858
    Amounts Charged Off                           (19,828)    (19,484)
	Balance - End of Year	                         $ 820,227   $ 820,000
Ratio of Reserve for Possible Loan
	 Losses to Non-Performing Loans
	  at End of Year	                                451.08%      382.82%
Ratio of Reserve for Possible Loan
	  Losses to Loans Outstanding at
	  at End of Year	                                 2.20%          2.70%
Ratio of Net Loans Charged Off to
             Average Loans Outstanding for
             the Year	                            (0.01)%         (.26)%
Note F - Bank Premises and Equipment -

	Bank premises and equipment costs and the related accumulated depreciation at December 31, 1996 and 1995, are as follows:

    			                                    ACCUMULATED
                 			       ASSET COST      DEPRECIATION	         NET
December 31, 1996:
   Land	                   $  450,908	      $      -    	     $  450,908
   Bank Premises	             743,265	          457,126	         286,139
   Furniture and Equipment   1,481,067	         878,675          602,392
	                  		      $ 2,675,240	      $1,335,801       $1,339,439


               15
                                             ACCUMULATED
        		                  ASSET COST       DEPRECIATION         NET
December 31, 1995:
Land                       $  450,908     $     -             $  450,908
Bank Premises                 736,865         436,466            300,399
Furniture and Equipment     1,102,351         918,106            184,245
         		                $2,290,124     $ 1,354,572         $  935,552

	The provision for depreciation charged to operating expenses was $104,763 and $112,122, respectively, for the years ended December 31, 1996 and 1995.

Note G - Deposits -

		Following is a detail of deposits:
	                                                   1996              1995

    Demand Deposit Accounts                   $12,327,349        $11,980,278
    NOW and Super NOW Accounts                 14,442,373          7,723,607
    Money Market Accounts                       4,498,050          5,390,808
    Savings Accounts                            7,497,717          7,105,549
    Certificates of Deposit Over $100,000      11,257,527          9,581,163
    Certificates of Deposit                    18,146,253         17,575,120
			                                           $68,169,269        $59,356,525

	Interest expense on certificates of deposit over $100,000 for the years ended December 31, 1996 and 1995, amounted to $573,747 and $327,842, respectively.

	Public fund deposits at December 31, 1996 and 1995, were $14,543,810 and $7,109,057, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

	Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net pro fits for the preceding year. As of January 1, 1996, the Bank had retained earnings of $5,037,458 of which $840,204 was available for distribution without prior regulatory approval.
     The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1996, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 21.02% and 22.28%, respectively. The Bank's Leverage Ratio at December 31, 1996, was 9.48%.



16
	Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's capital and surplus. There were no loans outstanding at December 31, 1996 and 1995.

Note I - Employee Benefit Plans -

	The Bank of Zachary has a defined contribution Profit Sharing Plan and Trust for its qualified employees. Each year the Board of Directors of the Bank determines the Bank's contribution. No contribution is required by qualified participants. Contributions charged to expense for this plan were $50,572 and $49,070 for the years ended December 31, 1996 and 1995.

	In addition, the Bank has a 401(K) plan for those employees who meet the necessary eligibility requirements. Covered employees may voluntarily contribute 1% to 15% of gross pay to the plan. The Bank matched one-half of the employee's contribution to a maximum of 7% of gross pay in 1996 and 1995. Contributions charged to expense for this plan were $34,428 and $30,930 for the years ended December 31, 1996 and 1995, respectively.

Note J - Other Operating Expenses -

	An analysis of Other Operating  Expenses for the years  ended
December 31, 1996 and 1995, is as follows:
                                  					         1996           1995
    Regulatory Assessments	                  $   19,094    $   80,827
    Computer Service Fees	                       87,058      	 87,796
    Equipment	                                  175,929       176,987
    Professional Fees	                          132,271        90,770
    Other	                                      378,013       371,843
			                                          $  792,365    $  808,223

Note K - Income Tax -

	The total provision for income taxes charged to income amounted to $412,869 and $385,512 for 1996 and 1995, respectively. The provisions represent effective tax rates of 34% in 1996 and 1995.

	Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.
                                               1996             1995
 Income Taxes Based on Statutory
     Rate - 34% in 1996 and 1995            	$  418,946   	$  391,440
Other - Net                             	        (6,077)       (5,928)
                                             $  412,869    $  385,512


	17
The components of consolidated income tax expense (benefits) are:
       Provision for Current Taxes              	 $  304,093	$  393,779
       Provision (Credit) for Deferred Taxes         108,776     (8,267)
                                                  $  412,869 $  385,512

    A deferred income tax liability of $60,994 is included in other liabilities at December 31, 1996. A deferred income tax asset of $19,219 is included in other assets at December 31, 1995.

   The deferred tax provision consists of the following timing differences:
                                                      1996        1995

Accumulated Depreciation for Tax Reporting
    in Excess of Amount for Financial Reporting  $  (1,454)      $  (5,318)
Provision for Loan Losses for Tax Reporting
   in Excess of Amount for Financial Reporting     41,025	        -
Other Real Estate Write-offs for Financial
  Reporting in Excess of Amount for Tax
  Reporting	                                          -              3,536
Accretion Income for Financial
  Reporting in Excess of Tax Reporting            21,338             9,883
Provision for Deferred Leave for
   Financial Reporting in Excess of
      the Amount for Tax Reporting	               58,756            (7,990)
Hospitalization Expense for Financial
     Reporting in Excess of Amount for
     Tax Reporting	                              (10,889)    	      (8,378)
			                                            $  108,776        $  (8,267)

	The net deferred tax asset and liability consist of the following components at December 31, 1996 and 1995:

                                                 1996          1995
Depreciation    	                           $  (37,669)   $  (39,123)
Provision for Lo an Losses	                    (15,709)        25,316
Other Real Estate                                  -    	         -
Accretion Income	                              (35,665)       (14,327)
Deferred Leave	                                    -           58,756
Self-Insured Hospitalization Plan	              19,267         	8,378
Unrealized (Gain) Loss on Securities
Available for Sale  	                            8,782         (9,709)

Total Deferred Tax Asset (Liability)         $ (60,994)    $   19,291



18
Note L - Off-Balance-Sheet Instruments -

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, ele ments of credit risk in excess of the amount recognized in the balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

  In the normal course of business the Bank has made commitments to extend credit of $3,626,213 at December 31, 1996. This amount includes unfunded loan commitments aggregating $3,567,295 and letters of credit of $58,918.

	The Bank maintains an open line of credit with the Federal Home
Loan Bank of Dallas to assist in maintaining short-term liquidity. The total line of credit available with the Federal Home Loan Bank at December 31, 1996 amounts to approximately $4,608,000. No funds were drawn on this line at December 31, 1996.

Note M - Fair Value of Financial Instruments -

	The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

	Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

	Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices or dealer notes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

	Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss which was used to measure the credit risk, is subtracted from loans.

	Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using dis counted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

	Commitments to Extend Credit and Standby Letters of Credit - The fair values of commitments to extend credit and standby letters of credit were not significant.

19
The estimated approximate fair values of the Bank's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                       1996
                                              CARRYING       FAIR
                                               AMOUNT        VALUE
Financial Assets:
  Cash and Short-Term Investments           $ 4,616,270	  $ 4,616,270
	  Securities		                              32,528,819	   32,528,819
	  Loans-Net		                               36,439,826	   35,295,000

                                        				$73,584,915  	$72,440,089
Financial Liabilities:
  Deposits		                               	$68,169,269 	 $67,146,489


                                                        1995
                                              CARRYING       FAIR
                                               AMOUNT        VALUE
Financial Assets:
   Cash and Short-Term Investments         $ 5,113,042   	$ 5,113,042
	  Securities	                              30,074,648 	   30,074,648
	  Loans-Net		                              29,607,051 	   30,226,000
				                                       $64,794,741   	$65,413,690

Financial Liabilities:
      Deposits                     	    	  $59,356,525   	$57,524,278


Note N - Concentrations of Credit -

	The majority of the Bank's business activities are with customers in the Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $750,000.

Note O - Contingencies -

	In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.




Note P - Financial Information - Parent Company Only -

	The financial statements for Zachary Bancshares, Inc. (Parent Company) are presented below:




	BALANCE SHEETS

	December 31, 1996 and 1995



              				                    1996   	      1995

Assets:

   Cash		                        			$   383,339          $   321,183
   Investment in Subsidiary           7,220,412          	 6,846,224
   Other Assets          	               37,577	              12,676

	  Total Assets                    	 $7,641,328	           $7,180,083


Liabilities:

   Due to Subsidiary   	            $    29,452         	$     12,676
   Total Liabilities	               $    29,452          $     12,676

Stockholders' Equity:

   Common Stock	                    $2,160,000           $2,160,000
   Surplus	                          1,480,000            1,480,000
   Retained Earnings	                4,418,536         	  3,974,067
   Treasury Stock                     (446,660)        	   (446,660)
      Total Stockholders' Equity    $7,611,876           $7,167,407

     Total Liabilities and Stockholders'
	              Equity	              $7,641,328          	$7,180,083






	21
	STATEMENTS OF INCOME

	for the years ended December 31, 1996 and 1995

                                         1996        1995
Income:
	Dividend from Subsidiary	           $  400,000	 $  375,000

Expenses:
	Operating Expenses	                	   18,299	      23,915
Income before Equity in Undistributed
	Net Income of Subsidiary	             381,701      351,085

Equity in Undistributed Net Income
  of Subsidiary	                       429,494	     410,710

  Net Income before Income Taxes       811,195      761,795

Applicable Income Tax Expense (Benefit) (8,131)      (3,988)

      Net Income                    $  819,326 	  $  765,783

STATEMENTS OF CASH FLOWS

	for the years ended December 31, 1996 and 1995


                                                  1996         1995
Cash Flows From Operating Activities:
    Net Income	                                $ 819,326	   $ 765,783
    Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating Activities:
	Equity in Undistributed Net Income
              of Subsidiary	                    (429,494)     (410,710)
	  (Increase) Decrease in Receivable
	  From Subsidiary 	                                -           33,638
	(Increase) Decrease in Other Assets             (24,901)      (12,676)
	Increase (Decrease) in Due to Subsidiary         16,776	       12,676
	Increase (Decrease) in Income Tax Payable	        -           (33,638)

	  Net Cash Provided by Operating
                     Activities                  381,707        355,073

Cash Flows From Financing Activities:

  Dividends Paid                                (319,551)       (290,501)
	Net Cash Used in Financing
	     Activities                                (319,551)       (290,501)
Net Increase (Decrease)  in Cash                  62,156       	  64,572
Cash - Beginning of Year	                        321,183	        256,611

Cash - End of Year          	                $  383,339      $  321,183


Zachary Bancshares, Inc. and Subsidiary
	CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 1996, 1995, 1994, 1993 and 1992

ASSETS
                                           1996             1995
Cash and Due from Banks	               $ 3,766,270      $ 2,413,042
Securities	                             33,378,819       32,774,648
Loans		                                 36,439,826       29,607,051
Other Assets	                            2,442,512         2,075,694

    	Total Assets                     	$76,027,427       $66,870,435

	LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	                              $68,169,269      	$59,356,525
Other Liabilities	                         246,282	          346,503
Stockholders' Equity	                    7,611,876     	   7,167,407

Total Liabilities
 and Stockholders' Equity            	 $76,027,427      	$66,870,435

Selected Ratios:
	Loans to Assets	                      47.93%	        44.27%
 Loans to Deposit	                     53.45%	        49.88%
	Deposits to Assets           	        89.66%         88.76%
	Equity to Assets	                      10.01%        10.72%
	Return on Average Assets	               1.11%         1.14%
	Return on Average Equity	              11.50%	       12.13%

     1994        1993        1992

	$ 2,592,065	$ 2,446,066	$ 3,024,506
	 31,785,000	 39,529,128	 41,367,443
	 27,421,397	 20,031,325	 17,906,420
	  2,609,584   2,448,210   3,067,072

 $64,408,046 $64,454,729	$65,365,441

 $58,404,821 $57,796,596	$59,530,969
	    324,754	     339,69     302,331
	  5,678,471 	 6,318,442   5,532,141

 $64,408,046 $64,454,729 $65,365,441

 42.57%		31.08%		27.39%
	46.95%		34.66%		30.08%
	90.68%		89.67%		91.07%
  8.82%	  9.80%   8.46%
  1.11%	  1.36%   1.19%
	12.19%		15.34%		15.10%
Continued
	23
Zachary Bancshares, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1996, 1995, 1994, 1993 and 1992

				    1996   	    1995

Interest Income			$ 5,119,871	$ 4,684,130
Interest Expense			   2,126,280	   1,826,859

     Net Interest Income                      2,993,591	   2,857,271
Provision (Credit) for Loan Losses	        -      	      (77,374)
     Net Interest Income after Provision
	for Loan Losses		   2,993,591	   2,934,645

Other Income	         		      600,993 	      542,664
Other Expenses			   2,362,389  	   2,326,014
      Income before Income Taxes	   1,232,195	   1,151,295

Applicable Income Tax Expense 	      412,869	      385,512

	Net Income             	$    819,326	$    765,783

Per Share:
	Net Income                       $          4.23         $          3.95

	Cash Dividends                 $          1.65         $          1.50

	Book Value - End of Year  $        39.30         $        37.01

                    1994                   1993                   1992

	$ 4,188,994	$4,165,960	$ 4,636,137
	   1,356,065	  1,333,250	   1,832,414
	   2,832,929	  2,832,710	   2,803,723

	      (42,338)	         -     	      134,272

	   2,875,267	  2,832,710	   2,669,451

	      445,561	     658,679	      784,851
	   2,218,122	  2,140,574	   2,307,663
	   1,102,706	  1,350,815	   1,146,639

                   377,470  	     460,478	      383,000

	$   725,236	$   890,337	 $   763,639

	$        4.60  	$        3.94  	 $         3.90
	$        1.20  	$        1.00  	 $           .60

	$       32.63  	$       28.57  	 $        25.60
             23
	Zachary Bancshares, Inc. and Subsidiary

	AVERAGE BALANCE SHEETS AND INTEREST RATE
ANALYSIS
	for the years ended December 31, 1996 and 1995
                                                 1996
                                                  INTEREST    AVERAGE
	                                     AVERAGE      INCOME/      YIELD/
	                                     BALANCE      EXPENSE       RATE
          ASSETS
Interest Earning Deposits and
	Reserve Funds Sold               $ 2,773,000      $  147,658	   5.32%
Securities:
	Taxable                          33,224,000       2,033,691     6.12
Loans-Net	                        33,645,000	      2,938,522	    8.73
	Total Earning Assets             69,642,000	      5,119,871     7.35%
Allowance for Loan Losses          (821,000)
Nonearning Assets	                4,735,000
	Total Assets                   $73,556,000

LIABILITIES AND STOCKHOLDERS' EQUITY
FHLB Borrowings	          $       13,000	              777	        5.98%
Savings and NOW Accounts      19,065,000           563,929         2.96
Insured Money Market Accounts 	5,155,000           102,286	        1.98
Certificates of Deposit       28,592,000         1,459,288	        5.10
	Total Interest Bearing
	   Liabilities	              52,825,000          2,126,280	       4.03%

Demand Deposits	          13,042,000
Other Liabilities	                            567,000
Stockholders' Equity	           7,122,000
	Total Liabilities and
  	  Stockholders' Equity $73,556,000

Net Interest Income - Tax Equivalent
	Basis		2,993,591

	Net Interest Income		$2,993,591

Net Interest Income - Spread			  3.32%

Net Interest Income as a % of
	 Total Earning Assets	     	               4.30%



Continued
24






                       		    1995
  		           INTEREST    AVERAGE
 	 AVERAGE      INCOME/  	 YIELD/
	  BALANCE      EXPENSE   	  RATE

	$ 3,941,000	$  225,118	 5.71%

	28,991,000	1,832,056	 6.32
	30,284,000	2,626,956	 8.67
	63,216,000	4,684,130	 7.41%

    (830,000
	  4,779,000
  $67,165,000

	$  500,000	     31,406 	6.28%
	 15,355,000	   421,797	 2.75
   6,493,000 	  134,794	 2.08
	 25,692,000	 1,238,862	 4.82

	 48,040,000	1,826,859	 3.80%

              12,259,000
    	     554,000
 	  6,312,000

            $67,165,000


		            $2,857,271

					 3.61%

					 4.52%











Zachary Bancshares, Inc. and Subsidiary

	INTEREST DIFFERENTIAL
	for the year ended December 31, 1996

                                          	    1996 OVER 1995
	                                         CHANGE              TOTAL
	                                     ATTRIBUTABLE TO        INCREASE
	                                    VOLUME         RATE      (DECREASE)
Interest Earning Assets:
   Reserve Funds Sold 	         $  (64,391)     $  (13,069)  $   (77,460)
   Securities                       263,571	       (61,937)	     201,634
   Loans	                           292,398	        19,169	      311,567
   Total Interest Income            491,578        (55,837)      435,741

Interest Bearing Liabilities:
   Bank Borrowings	                (29,856)	          (773) 	    (30,629)
   Savings and NOW Accounts        105,956          36,176   	   142,132
   Insured Money Market Accounts	  (26,923)         (5,585)  	   (32,508)
   Certificates of Deposit	        144,134	         76,292  	    220,426
	Total Interest Expense            193,311	        106,110   	   299,421

Increase (Decrease) in Interest
  Differential	                   $ 298,267      $(161,947)  	$  136,320


	CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the quarter periods in the years ended December 31, 1996 and 1995

			 	              1996
           		              4TH          3RD          2ND          1ST
                		       QUARTER      QUARTER      QUARTER      QUARTER

Interest Income	       $1,370,017   $1,307,119    $1,262,860   $1,179,875
Interest Expense	         567,876      544,562       538,485      475,357
  Net Interest Income     802,141	     762,557       724,375      704,518

Provision (Credit) for
    Loan Losses	             -            -    	        -    	       -
Net Interest Income
    after Provision
    for Loan Losses       802,141	     762,557       724,375	     704,518
Other Income	             171,113	     141,338       145,364      143,178
Other Expenses	           661,108	     595,508       559,515      546,258
Income before
    Income Ta 	           312,146	     308,387       310,224      301,438

Applicable Income Tax
	Expense                  111,400	     104,100       102,441       94,928

Net Income	            $  200,746   $  204,287     $ 207,783	  $  206,510


Per Share:
   Net Income        $     1.04     $     1.05      $    1.07   $    1.07

  Cash Dividends     $      .90  	  $     -         $    .75    $     -


Continued
25



                                  1995
  4TH             3RD         2ND           1ST
  QUARTER      QUARTER      QUARTER 	     QUARTER
$1,203,163	 $1,163,324     $1,170,741	   $1,146,902
   462,673	    481,088        458,911       424,187
   740,490	    682,236        711,830       722,715
	  (61,205)	       -          (16,169)         -


   801,695	    682,236        727,999       722,715
	  134,999	    136,306        137,387	      133,972
   572,251	    553,248        609,260       591,255

   364,443	    265,294        256,126	      265,432


   120,550	     91,175         86,375	       87,412

$  243,893	  $  174,119    $  169,751	   $  178,020



$     1.25   $      .90    $      .88    $      .92

$      .85   $      -      $      .65    $        -


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
	FINANCIAL OPERATIONS AND RESULTS OF OPERATIONS

   The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and liquidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 1996 and 1995. This information is a part of and should be read in conjunction with the Financial Statements and related Notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

   The Company's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capital requirements for 1996 and
1995 were 8.0%.  Regulatory Leverage Ratio requirements were 4% for the same time period. The Company's Equity to Assets Ratio (below) includes the effect of the Unrealized Loss ($25,828) on Securities discussed in Note C. The Company's ratios as of December 31 are as follow:
                                              1996       1995

     Risk Based Capital Ratio                21.02%     24.52%
     Leverage Ratio                            9.48%     10.13%
     Equity to Assets Ratio                    10.01%     10.71%

   Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December 31 are as follows:

                                     Shareholder     Retention
                       Net Income     Dividends         Ratio

     1996             $819,326      $319,550          61%
     1995             $765,783      $290,500          62%

   The Company distributed to shareholders, cash dividends of $1.65 and $1.50 per share in 1996 and 1995, respectively.

LIQUIDITY

   Liquidity management is the process of ensuring that the Bank's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to insure its ability to meet current and future depositor requirements and loan funding commitments. The Company does not anticipate difficulties in meeting funding obligations.

RESULTS OF OPERATIONS

Overview

   Zachary Bancshares, Inc.'s (ZBI) net income for 1996 was $819,326
compared to $765,783 for 1995 or a 7% increase.   ZBI's income stream is from
core banking products and services. ZBI continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the Unrealized Loss on Securities discussed in Note C is included in the Stockholders' Equity data.

                                     Growth Trends
                                (year to year in $ and %)

                   		           96 to 95           95 to 94

Stockholders' Equity    	 $  444,469 or 6.2% 	 $1,488,936 or 26.2%
Average Assets          	 $6,391,000 or 9.5% 	 $2,065,000 or  3.2%

Earnings Analysis

   The Company's 1996 Net Interest Income increased 4.8%. Net Interest Income in 1996 was $2,993,591 compared to $2,857,271 for 1995.

   Average earning assets were $69,642,000 in 1996 compared to 63,216,000 in 1995. The following table depicts the Company's average earning assets components in thousands of dollars and the respective percentage relationship.

                                 	1996              1995

   Reserve & FHLB Funds      $ 2,773   04%      $ 3,914   06%
   Securities                 33,224   48%       28,991   46%
   Loans (Net)                33,645   48%       30,284   48%

     Average Earning Assets   $69,642  100%     $63,216  100%

  The previous table indicates average earning assets growth. Management actively pursued increases in the Company's loan portfolio in 1996 and 1995. The majority of the Company's loans are secured by local, single family dwellings, with a fixed rate and 5 year balloon repricing terms.

    Average deposit liabilities were $65,867,000 in 1996 compared to $60,299,000 in 1995. The following table depicts ZBI's average deposit liabilities components and the respective percentage relationship, dollars in thousands.





27

                                     	  1996             1995

  FHLB Borrowings               $       13      0%     $     500     1%
  Demand Deposits                     13,042   20%        12,258    20%
  Savings & NOW                       19,065   28%        15,355    25%
  Money Market                         5,155    8%          6,493    11%
  Certificates                         28,592   43%        25,692    43%

   Average Depositor Liability        $65,867  100%     $60,299   100%

   As interest rates decreased in recent years, depositors have moved funds from the longer maturities (Certificates) into shorter matur-ities. Manage ment expects an increase in market rates may influence depositors to return some funds to longer term Certificates. Management remains committed to accepting only trade area deposits, which have core deposit characteristics. The Company accepted approximately $4,000,000 in Public Funds deposits in the second quarter of 1996. The Company anticipates these deposits will be with drawn in early 1997.

   The Company's Net Interest Spread and Margin are shown below. Net Interest Spread is the difference between the yield on earning assets and the cost of funding. Net Interest Margin is interest income as a percent of ave rage earning assets.
                                            1996          1995

   Net Interest Spread                       3.32%         3.61%
   Net Interest Margin                       4.30%         4.52%

   The Company's interest rate sensitivity is measured monthly and considered by the Board and Management. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company utilizes various measurement techniques to analyze and predict interest rate sensitivity. The Company's cumulative GAP (Interest Rate Sensitive Assets\Interest Rate Sensitive Liabilities) on December 31, 1996 was 86.09% at the one year time horizon and 83.79% at the 24 month time horizon. The 12 month GAP of 86.09% indicates $3,883,000 more liabilities will reprice than assets. The 24 month horizon will reprice $6,201,000 more liabilities than assets.

  The Company uses computer simulation to predict the net interest margin change at various interest rate shifts. The December 1996 simulation indicates the Company's net interest margin will change by less than 5% if interest rates move up or down 3% at the 12 month horizon.





	28
  The Company sold Securities in 1996 resulting in a $64 cumulative loss; sales in 1995 resulted in a $22,950 cumulative loss. In both years, the Company was repositioning the Securities portfolio to either effect future earnings, sell less marketable items or effect the Asset-Liability position.

Allowance and Provision for Loan Losses

  The Allowance for Loan Losses is the amount Management determines necessary to reduce loans to their estimated collectible amounts and to pro vide for future losses in certain loans which are currently unidentified. The Provision for Loan Losses is the amount charged to current earnings which are contributed to the Allowance, hereby maintaining the Allowance's integrity. The Company had a negative 1995 Provision of $77,374, (see Note E). The following table reflects year end Allowance and Provision totals:
                               		 1996             1995

   Allowance for Losses              $820,227         $820,000
   Provision for Losses           	  0               $(77,374)

   Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance the Company's credit risks. Loans are reviewed to facilitate identi-fication and monitoring of potentially deteriorating credits. Manage-ment considers the current Allowance adequate to absorb potential losses.

Non-Performing Assets

   Non-performing assets include non-accrual loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's fin ancial position has weakened or the ability to comply with contractual agree ments becomes reasonably doubtful. Restructured loans have had original con tractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset appraised in excess of $40,000.

   The following table represents non-performing and renegotiated assets at year end:
                                     			1996             1995

   Non-Accrual Loans            	     $181,800         $214,200
   Restructured Loans         	         58,231           69,572
   Other Real Estate          		       408,181          451,770

     Total                       		     $648,212         $735,542

   The Company maintains an internal Watch List for Management purposes for loans (both performing and non-performing) that have been iden-tified as requiring special monitoring. The Watch List consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in Management's concern of the borrower's current ability to meet the loan contract. Watch List totals at December 31 are:

                                1996         1995

                            $1,600,000    $1,209,000



  In 1996, the Company realized a $12,971 Gain on Sale of Other Real Estate, similar 1995 sales resulted in a $21,344 Gain on Sale.

Other Income

   Service Charges on Deposit Accounts is flat for the years under consideration. The Company reduced service charge rates in the second quarter of 1995; however, volume increases were sufficient to offset the rate decrease. Other Income has increased 85% or $45,714 in 1996, this increase included fee income from investment sales which the Company contracted from a third party at approximately mid year 1996.

Other Expense

   Salaries and Employee benefits increased 1.1% in 1996. The 1996 Salary Expense did not increase. In 1995, the Company established a partially self-funded medical plan which may decrease the rate of future cost increases. Occupancy expense increased 20% in 1996, as a result of facility improvement. Regulatory Assessment decreased 68% to $19,093 as a result of legislative required reductions in FDIC premiums. The Company expects the 1997 assessment expense to not exceed $25,000.

Income Tax

   The Company was fully taxable in both 1996 and 1995 and expects to remain so in 1997.
















30

ZACHARY BANCHARES, INC.     ZACHARY BANCSHARES, INC.     BANK LOCATIONS
OFFICERS		  	               AND BANK OF ZACHARY
                        			 DIRECTORS                     MAIN OFFICE
                                                      	   4700 Main Street
Harry S. Morris, Jr.
President and C.E.O.        Russell Bankston
                            Chairman of the Board      	  The Plaza
Winston E. Canning                                        2210 Hwy 64
Secretary                   Rodney S. Johnson		           Zachary
                      				  Vice Chairman
Mark Thompson							                                      Central Branch
Treasurer			                Hardee M. Brian               13444  Hooper Road
                            Winston E. Canning    		      Baton Rouge
              	             Howard L. Martin, M.D.
     	                      Albert C. Mills, III, PhD.
BANK OF ZACHARY		           Harry S. Morris, Jr.
OFFICERS

Harry S. Morris, Jr.	       Director Emeritus
President & C.E.O.		        A. C. Mills, Jr.			       INFORMATION

Winston E. Canning					 	                            Request for additional
Executive Vice President						                       information or copies
							                                              of Form 10KSB filed
Mark Thompson						                                  with the Securities
Vice President & Cashier						                       and Exchange Com-
							                                              mission in Washing-
Gerard R. "Bubba" Beatty			          	               ton, D. C. should be
Vice President				                                   directed to:
				                         STOCK INFORMATION
Warren Couvillion						                              Chief Financial Officer
Vice President			       The Companys stock is not	   Zachary Bancshares,Inc
                 				listed on any security exchange Post Office Box 497
Kathleen Parker			   Therefore, Zachary Bancshares,	 Zachary, LA 70791
Vice President		    	Inc. does not have exchange
			                 	data that provides high and low
Judy W. Andrews		    stock prices.  The Company	      TRANSFER AGENT
Assistant Vice President		did not have stock trades in  & REGISTRAR
                    				1996.
Ethel Mae Womack				                                		 Bank of Zachary
Assistant Vice President					                          Post Office Box 497
                       		There was a cash dividend  		 Zachary, LA 70791
Laura Steen			           paid in 1996 of $1.65 per
Operations Officer     		share and $1.50 in 1995.
								                                               INDEPENDENT
Melinda White								                                   ACCOUNTANT
Note Supervisor
& Compliance Officer				                               Hannis T. Bourgeois
								                                               & Co., L.L. P.
Sandra Worthy							                                   2322 Tremont Drive
Operation Officer						                                Suite 200
					    			                                           Baton Rouge,LA 70809




31