Form 10KSB, Exhibit 13
period 1997-12-31
ZACHARY BANCSHARES INC
filed 1998-03-27
CIK 740875

ZACHARY BANCSHARES, INC. AND SUBSIDIARY




                           TABLE OF CONTENTS




  President's Message...................................... 1 - 2
  Independent Auditor's Report.............................   3
  Consolidated Balance Sheets
    December 31, 1997 and 1996.............................   4
  Consolidated Statements of Income
    for the years ended December 31, 1997 and 1996.........   5
  Consolidated Statements of Changes in Stockholders'
    Equity for the years ended December 31, 1997
    and 1996...............................................   6
  Consolidated Statements of Cash Flows for the
    years ended December 31, 1997 and 1996.................  7-8
  Notes to Consolidated Financial Statements
    December 31, 1997 and 1996.............................  9-25
  Condensed Consolidated Balance Sheets
    December 31, 1997, 1996, 1995, 1994 and 1993...........   26
  Condensed Consolidated Statements of Income
    for the years ended December 31, 1997, 1996, 1995,
    1994 and 1993..........................................   26
  Average Balance Sheets and Interest Rate Analysis
    for the years ended December 31, 1997 and 1996.........   27
  Interest Differential
    for the year ended December 31, 1997...................   28
  Condensed Consolidated Statements of Income
    for the quarter periods in the years ended
    December 31, 1997 and 1996.............................   28
  Management's Discussion and Results of Operation......... 29-33
  Officers.................................................   34
  Board of Directors.......................................   34
Bank Locations...........................................   34






                    ZACHARY BANCSHARES, INC.


                                             March 17, 1998

Dear Shareholders:

    Zachary Bancshares, Inc. had income of $927,240 in 1997 as compared to $819,326 in 1996. Our Board of Directors paid a cash dividend of $1.75 in 1997 as compared to $1.65 in 1996 and our return on average equity was 11.71%.

    The Bank's total assets increased from $76,027,427 as of December 31, 1996 to $77,805,680 as of December 31, 1997. Our
loan to deposit ratio increased from 53.45% in 1996 to 65.58% in 1997. Total loans grew from $36,439,826 to $45,369,723 in 1997.

    Zachary has continued to grow in 1997. Judge Lonny Myles opened a new attorney office. Lane Memorial Hospital has finished the new construction on their emergency room and the
Bank of Zachary has added an ATM for the convenience of the employees and customers of the hospital. Lane Memorial has also just completed the construction of several new doctors' offices at the corner of Hwy 64 and McHugh Road.

   Dr. Eddie Annison opened the Plains Veterinary Hospital on Hwy
64. Zachary Realty has just about completed the construction on Plainsland Estates Subdivision on the corner of Hwy 964 and Plains Port Hudson Road. Gaines Builders has just purchased land for a new subdivision south of Zachary on 964. We also have a new 80 room retirement center under construction on McHugh Road behind the hospital. A new Texaco Station is to be built at the corner of Hwy 64 and 964. Winn Dixie has purchased five acres on Hwy 19 to build a new Market Place Winn Dixie. Home Builders Center, Inc. should soon finish construction of its 12,000 sq. ft. store and lumber yard on Hwy 64 near Plank Road.

    We broke ground March 03, 1998 for our new two story, 15,874 sq. ft. main office, a six lane drive up area, a drive up ATM with a night depository and an 1800 sq. ft. storage building. All of our banking services will be housed in this one building which will take about 48 weeks to construct. The Bank will be built by H.B.E. Financial Facilities, a leading nationwide financial institution design/build firm, a division of St. Louis based H.B.E. Corporation.

    In 1997, Michael Word, the Specialized Investment Division Broker, located in the Bank lobby, was 8th in production out of the 100 brokers for Specialized Investments in financial institutions across the country. We are the smallest financial institution where they have a broker.

   Back in 1904 seventy-one original stockholders, out of a town of less than 400 people, had a dream of starting their own bank and

                                2

making Zachary a better place to live. They were mainly from agricultural backgrounds who, when giving you their word, looked you straight in the eye and gave you a firm hand shake. When it came time to integrate the schools we worked together, black and white, to make things work. As a result, we ended up having one of the best community schools in the parish. This started drawing more families to Zachary.

  As acquisitions and mergers of East Baton Rouge Parish banks to state and regional banks have occurred, Bank of Zachary has remained the only original independent community bank still serving its local market. Zachary has become the fastest growing city of its size in the state. The Bank of Zachary along with city officials and local business leaders is proud to be a part of this growth. We are very thankful for the successes that Zachary has achieved.

   We thank you, the shareholders, as well as the directors, officers and employees for your continued support and in forty eight weeks, we will have a new bank building which will say across the front:

                         BANK OF ZACHARY
                     SERVING YOU SINCE 1904


                                     Sincerely,




                                    Harry S. Morris, Jr.
                                    President






















                                3

                HANNIS T. BOURGEOIS & CO., L.L.P.
                  CERTIFIED PUBLIC ACCOUNTANTS
                  2322 TREMONT DRIVE, SUITE 200
                      BATON ROUGE, LA 70809
                        1 (504) 928 4770



                                        January 10, 1998


To the Shareholders
  and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In  our  opinion,  the financial statements referred  to  above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with gener ally accepted accounting principles.

                                Respectfully submitted,





                                4
             Zachary Bancshares, Inc. and Subsidiary
                   CONSOLIDATED BALANCE SHEETS
                   December 31, 1997 and 1996

                                  ASSETS
                                            1997           1996
Cash   and  Due  from  Banks                   $  2,481,869     $
3,654,801
Interest Bearing Deposits in Other
  Institutions                                95,046
111,469
Reserve Funds Sold                         1,700,000
850,000
Securities Available for Sale (Amortized
  Cost of $25,624,161 and $32,554,647) -  25,620,114
32,528,819

Loans                                    $46,141,573
$37,260,053
   Less: Allowance for Loan Losses          (771,850)
(820,227)
                                         $45,369,723
$36,439,826
Bank Premises and Equipment                1,693,887
1,339,439
Other Real Estate                            217,401
408,181
Accrued Interest Receivable                  558,501
612,568
Other Assets                                  69,139
82,324

     Total Assets                        $77,805,680
$76,027,427

                               LIABILITIES
Deposits
   Noninterest Bearing                   $14,418,082
$12,327,349
   Interest Bearing                       54,762,690
55,841,920
                                         $69,180,772
$68,169,269
Accrued Interest Payable                     188,188
185,288
Other Liabilities                            221,985
60,994
     Total Liabilities                   $69,590,945
$68,415,551

                           STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
   authorized 2,000,000 shares;
   issued 216,000 shares                 $ 2,160,000   $
2,160,000
Surplus                                    1,480,000
1,480,000
Retained Earnings                          5,024,066
4,435,582
Unrealized Gain (Loss) on Securities
  Available for Sale, Net                    ( 2,671)
(17,046)
Treasury Stock - 22,333 Shares, at Cost     (446,660)
(446,660)
    Total Stockholders' Equity             8,214,735
7,611,876

    Total Liabilities and Stockholders'
       Equity                            $77,805,680
$76,027,427


The accompanying notes are an integral part of these financial statements.


                                5

             Zachary Bancshares, Inc. and Subsidiary
                CONSOLIDATED STATEMENTS OF INCOME
         for the years ended December 31, 1997 and 1996
                                        1997        1996
Interest Income:
  Interest and Fees on Loans         $3,601,644  $2,938,522
  Interest on Securities              1,758,344   2,033,691
  Other Interest Income                 112,694     147,658
      Total Interest Income          $5,472,682  $5,119,871
Interest Expense on Deposits          2,148,247   2,125,503
Interest Expense on Borrowings            -             777
      Total Interest Expense         $2,148,247  $2,126,280

      Net Interest Income             3,324,435   2,993,591

Provision for Loan Losses                30,854      -

      Net Interest Income after
        Provision for Loan Losses    $3,293,581  $2,993,591

Other Income:
  Service Charges on
    Deposit Accounts                 $  505,552     501,746
  Gain(Loss) on Securities               (5,391)       (64)
  Other Operating Income                158,307      99,311

      Total Other Income             $  658,468     600,993

      Income before Other Expenses   $3,925,049  $3,594,584

Other Expenses:
  Salaries and Employee Benefits     $1,462,089  $1,375,678
  Occupancy Expense                     162,977     195,399
  Net Other Real Estate Expense           5,648      (1,053)
  Other Operating Expenses              924,521     792,365

      Total Other Expenses           $2,555,235  $2,362,389

      Income before Income Taxes     $1,396,814  $1,232,195
Applicable Income Tax                   469,412     412,869
      Net Income                     $  927,402  $  819,326

Per Share
      Net Income                     $     4.79  $     4.23

      Cash Dividends                 $     1.75  $     1.65

The accompanying notes are an integral part of these financial statements.
                                6

             Zachary Bancshares, Inc. and Subsidiary

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         for the years ended December 31, 1997 and 1996




                                         1997          1996
Common Stock:
  Balance - Beginning and End
  of Year                            $ 2,160,000    $ 2,160,000


Surplus:
  Balance - Beginning and End
    of Year                          $ 1,480,000    $ 1,480,000


Retained Earnings:

  Balance - Beginning of Year        $ 4,435,582    $ 3,935,807
    Net Income                           927,402        819,326
    Cash Dividends                      (338,918)      (319,551)

  Balance - End of Year              $ 5,024,066    $ 4,435,582


Net Unrealized Gain (Loss) on Securities
  Available for Sale:

  Balance - Beginning of Year       $   (17,046)  $   38,260
    Net Change in Unrealized Gain
     on Securities Available for Sale    14,375      (55,306)

  Balance - End of Year             $    (2,671) $  (17,046)


Treasury Stock:

  Balance - Beginning and
    End of Year                     $  (446,660) $ (446,660)

The accompanying notes are an integral part of these financial statements.
                                7
             Zachary Bancshares, Inc. and Subsidiary

              CONSOLIDATED STATEMENTS OF CASH FLOWS

         for the years ended December 31, 1997 and 1996


                                                1997         1996
Cash Flows From Operating Activities:
  Net Income                                $   927,402   $ 819,326
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
     Provision (Credit) for Loan Losses          30,854       -
     Provision for Depreciation                 180,180     104,763
     Provision (Credit) for Deferred Tax         (8,198)    108,776
     Amortization (Accretion) of Securities
     Premiums (Discounts)                       (14,016)     16,195
     Dividends on FHLB Stock                    (36,200)    (13,100)
     (Gain) Loss on Sale of Securities            5,391          64
     Gain on Sale of Other Real Estate          (11,685)    (12,971)
     (Increase) Decrease in Interest
     Receivable                                  54,067     (28,021)
     (Increase) Decrease in Other Assets         13,185       2,210
     Increase (Decrease) in Interest Payable      2,900      15,010
     Increase (Decrease) in Other Liabilities   161,783    (176,225)
            Net Cash Provided by Operating
              Activities                    $ 1,305,663  $  836,027
Cash Flows From Investing Activities:
  Net (Increase) Decrease in Interest Bearing
    Deposits in Other Institutions          $    16,423  $  (11,367)
  Net (Increase) Decrease in Reserve
    Funds Sold                                 (850,000)  1,850,000
  Purchases of Securities                    (7,033,096)(13,412,708)
  Proceeds from Maturities of Securities      5,078,682   8,847,206
  Proceeds from Sale of Securities            8,929,725   2,024,375
  Net (Increase) Decrease in Loans           (8,960,751) (6,852,379)
  Purchases of Premises and Equipment          (534,628)   (508,650)
  Sales of Other Real Estate                    202,465      76,164
            Net Cash Used in Investing
              Activities                     (3,151,180) (7,987,359)




                           (CONTINUED)
                                8

             Zachary Bancshares, Inc. and Subsidiary

              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (CONTINUED)

          for the years ended December 31, 1997 and 1996

                                               1997        1996
Cash Flows From Financing Activities:
  Net Increase (Decrease) in Demand
    Deposits, NOW Accounts and Savings
    Accounts                               $(1,556,661) $ 6,565,247
  Net Increase in Certificates of
    Deposit                                  2,568,164    2,247,497
  Cash Dividends                              (338,918)    (319,551)
            Net Cash Provided by Financing
              Activities                   $   672,585   $8,493,193

Increase (Decrease) in Cash and Due
  from Banks                               $(1,172,932)  $ 1,341,861
Cash and Due from Banks - Beginning
  of Year                                    3,654,801    2,312,940

Cash and Due from Banks - End of Year      $ 2,481,869  $ 3,654,801

Supplemental Disclosures of Cash Flow
  Information:
    Noncash Investing Activities:
      Other Real Estate Acquired
        (Disposed) in Settlement of Loans  $     -      $     19,604

      Change in Unrealized Gain (Loss) on
        Securities Available for Sale      $    21,781  $   (83,797)

      Change in Deferred Tax Effect on
        Unrealized Gain (Loss) on Securities
        Available for Sale                 $    (7,406) $     28,491

      Cash Payments for:
      Interest Paid on Deposits            $ 2,145,347  $  2,110,493

      Income Tax Payments                  $   475,000  $    329,000

   The accompanying notes are an integral part of these financial statements.
                                9
             Zachary Bancshares, Inc. and Subsidiary

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   December 31, 1997 and 1996

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

     Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 1997 and 1996.

     Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security

                               10
classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockhold ers' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans
    Loans are stated at principal amounts outstanding, less the allowance for loan losses. Interest on commercial loans is ac crued daily based on the principal outstanding.

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



                               11
     The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

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

Other Real Estate
     Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

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

    Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit



                               12
carry-forwards and deferred tax liabilities are recognized  for
taxable  temporary  differences.  Temporary   differences   are
the   differences  between the  reported amounts of  assets and
liabilities and their tax bases.

    Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The corporation and its subsidiary file a consolidated fed eral income tax return. In addition, state income tax returns are filed individually by Company in accordance with state stat utes.

Earnings per Common Share

    The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 193,667 in 1997 and 1996.


Statements of Cash Flows

     For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks
(including cash items in process of clearing).

Current Accounting Developments


     The Financial Accounting Standards Board has issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement generally requires that after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred, and would not recognize financial assets when control has been extinguished. The application of this statement has no effect on the financial statements as of December 31, 1997.


Note B - Cash and Due from Banks -

     The Bank is required by state law to maintain average cash reserve balances. The amounts of those required reserves at December 31, 1997 and 1996 were approximately $572,000 and
$655,000, respectively.

                               13

Note C - Securities -

    Amortized cost amounts and fair values of securities available for sale at December 31, 1997 and 1996 are summarized as follows:

                                                               1997
GROSS        GROSS
                     AMORTIZED    UNREALIZED   UNREALIZED    FAIR
                       COST         GAINS        LOSSES     VALUE
U.S. Treasury
  Securities        $ 1,980,063   $    10,562  $     -       $ 1,990,625
Securities of Other
  U.S. Government
  Agencies           12,519,211        59,201     (3,674)     12,574,738
Mortgage-Backed
  Securities          5,694,931        50,409        (971)     5,744,369

                                                               1997
GROSS        GROSS
                        AMORTIZED       UNREALIZED     UNREALIZED
FAIR
                       COST        GAINS        LOSSES       VALUE
Collateralized Mortgage
   Obligations        $  5,166,656   $      -      $  (119,574)   $
5,047,082
Equity    Securities          263,300             -               -
263,300
       Total            $25,624,161    $    120,172  $    (124,219)
$25,620,114

                                             1996
                                     GROSS          GROSS
                        AMORTIZED      UNREALIZED       UNREALIZED
FAIR
                          COST              GAINS            LOSSES
VALUE
U.S. Treasury
  Securities        $ 4,952,334   $    27,067  $     (971)   $ 4,978,430
Securities of Other
  U.S. Government
    Agencies             17,492,767          85,815       (22,743)
17,555,839
Mortgage-Backed
     Securities            3,211,309          36,852            -
3,248,161
                                             1996
                                     GROSS          GROSS
                        AMORTIZED      UNREALIZED       UNREALIZED
FAIR
                         COST             GAINS            LOSSES
VALUE
Collaterized Mortgage
    Obligations          6,671,137            -          (151,848)
6,519,289

Equity Securities       227,100          -           -           227,100
    Total          $32,554,647    $   149,734   $ (175,562)  $32,528,819

                               14
The amortized cost and fair values of securities available for sale as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                      AMORTIZED       FAIR
                                        COST          VALUE
        Within One Year            $ 4,479,100    $ 4,485,987
        One to Five Years            6,984,476      7,021,376
        Five to Ten Years            2,001,852      2,016,000
        Ten to Fifteen Years         1,033,846      1,042,000
                                    $14,499,274    $14,565,363

     Securities available for sale with a fair value of $20,360,176 and $18,104,735 at December 31, 1997 and 1996,
  were pledged as collateral on public deposits and for other purposes as required or permitted by law.

    The Company has invested in Federal Home Loan Bank Stock which is included in Equity Securities and is reflected at the lower of cost or market in these financial statements. The cost of these securities was $263,300 with no unrealized gains or loss at December 31, 1997.

     Gross  realized  gains  and losses  from  the  sale  of
  securities for the years ended December 31, 1997 and  1996 are as follows:


                                         1997             1996

          Realized   Gains                $       4,449      $
  23,686
         Realized  Losses                    (9,840)        (2
  3,750)
                                  $    (5,391)   $       (64)

  Note D - Loans -

    An analysis of the loan portfolio at December 31, 1997 and
  1996, is as follows:
                                         1997            1996

     Real  Estate Loans - Construction $ 4,014,705      $  3,6
  46,767
     Real  Estate  Loans - Mortgage      33,865,106       27,0
  04,473
        Loans     to    Farmers                         81,779
  65,163
     Commercial  and Industrial Loans     5,112,686        2,2
  10,904
     Loans  to  Individuals               2,832,383        3,7
  52,088
       All  Other Loans                     234,914          5
  80,658

                      Total Loans                $46,141,573     $37,260,053

    The Bank had non-performing loans on a non-accrual basis totaling approximately $216,598 and $181,800 at December 31, 1997 and 1996, respectively. The Bank recognized $4,962 and $4,736 in interest income relating to these loans during the years ended December 31, 1997 and 1996. Had the loans been performing, approximately $18,035 and $18,154 of additional interest income would have been recognized for the years ended December 31, 1997 and 1996. Loans contractually past due 90 days or more, in addition to loans on non-accrual, were -0- at December 31, 1997 and 1996, respectively. The Company has no impaired loans at December 31, 1997, in accordance with SFAS No. 114.

     The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of such related party loans was $631,701 and $792,412 at December 31, 1997 and 1996, respectively. An analysis of the aggregate of these loans for 1997, is as follows:


  Balance - Beginning of Year           $   792,412
    New Loans                               450,578
    Repayments                             (611,289)
  Balance - End of Year                 $   631,701


  Note E - Allowance for Loan Losses -

     Following is a summary of the activity in the allowance
  for loan losses:
                                          1997         1996
  Balance - Beginning of Year           $ 820,227   $ 820,000
    Current Provision from Income           30,854        -
    Recoveries of Amounts Previously
      Charged Off                           16,569      20,055
       Amounts    Charged   Off                       (95,800)
  (19,828)
  Balance - End of Year                  $ 771,850   $ 820,227

  Ratio of Reserve for Possible Loan
    Losses to Non-Performing Loans
       at   End   of   Year                            356.35%
  451.08%
  Ratio of Reserve for Possible Loan
    Losses to Loans Outstanding at
       at   End   of   Year                              1.67%
  2.20%
  Ratio of Net Loans Charged Off to
     Average Loans Outstanding for
     the year                                    .19%      (.01)%

  Note F - Bank Premises and Equipment -
     Bank premises and equipment costs and the related accumulated depreciation at December 31, 1997 and 1996, are as follows:
                                            ACCUMULATED
                               ASSET COST  DEPRECIATION      NET
   December 31, 1997:
     Land                        $   450,908    $     -         $
  450,908
       Bank    Premises                   743,265        475,118
  268,147
       Furniture   and   Equipment       1,651,862        928,691
  723,171
    Construction in Progress      251,661        -           251,661
                                     $3,097,696        $1,403,809
  $1,693,887
   December 31, 1996:
     Land                        $  450,908    $     -         $
  450,908
       Bank    Premises                    743,265         457,126
  286,139
    Furniture and Equipment     1,481,067      878,675       602,392
                                     $2,675,240         $1,335,801
  $1,339,439

     The provision for depreciation charged to operating expenses was $180,180 and $104,763, respectively, for the years ended December 31, 1997 and 1996.

  Note G - Deposits -

    Following is a detail of deposits:
                                              1997         1996
       Demand    Deposit   Accounts                   $14,418,082
  $12,327,349
       NOW   and   Super   NOW   Accounts                10,341,151
  14,442,373
       Money    Market    Accounts                       4,639,948
  4,498,050
        Savings     Accounts                             7,809,647
  7,497,717
      Certificates   of   Deposit   Over   $100,000     15,437,497
  11,257,527
        Certificates    of    Deposit                    16,534,447
  18,146,253
                                                   $69,180,772
  $68,169,269

     Interest expense on certificates of deposit over  $100,000 for the years ended December 31, 1997 and 1996, amounted to $610,768 and $573,747, respectively.

     Public fund deposits at December 31, 1997 and 1996, were $14,664,896 and $14,543,810, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

      Stockholders' Equity of the Company includes the undistributed earnings of the Bank. Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company.

  Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 1998, the Bank had retained earnings of $5,614,153 of which $1,006,189 was available for distribution without prior regulatory approval.

     The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios. As detailed below, as of December 31, 1997 and 1996, the Company met all of the capital requirements to which it is subject.

    As of December 31, 1997 and 1996, the Company was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification the management believes have changed the prompt corrective action category.

    Following is a summary of capital levels at December 31, 1997 and 1996:

                                                           TO  BE
WELL
CAPITALIZED UNDER
                        ACTUAL    REQUIRED  FOR  CAPITAL   PROMPT
CORRECTIVE
                         RATIOS     ADEQUACY  PURPOSES     ACTION
PROVISIONS
As of December 31,
   1997:

  Total Capital (to
   Risk-  Weighted
   Assets)             19.22%          8.00%               10.00%
  Tier I Capital(to
   Risk-Weighted
   Assets)             18.14%          4.00%                6.00%
  Tier I Leveraged
   Capital                           (to
   Average Assets)     10.38%          4.00%                5.00%

As of December 31,
  1996:
  Total Capital(to
   Risk-  Weighted
   Assets)             22.28%          8.00%               10.00%
  Tier I Capital(to
   Risk-  Weighted
   Assets)             21.02%          4.00%                6.00%
  Tier I Leveraged
    Capital(to
     Average Assets)    9.48%          4.00%                5.00%

    Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's capital and surplus. There were no loans outstanding at December 31, 1997 and 1996.

  Note I - Employee Benefit Plans -

    The Bank of Zachary has a defined contribution Profit Shar ing Plan and Trust for its qualified employees. Each year the Board of Directors of the Bank determines the Bank's contribution. No contribution is required by qualified participants. Contributions charged to expense for this plan were $56,839 and $50,572 for the years ended December 31, 1997 and 1996.

    In addition, the Bank has a 401(K) plan for those employees who meet the necessary eligibility requirements. Covered employees may voluntarily contribute 1% to 15% of gross pay to the plan. The Bank matched one-half of the employee's con tribution to a maximum of 7% of gross pay in 1997 and 1996. Contributions charged to expense for this plan were $28,161 and $34,428 for the years ended December 31, 1997 and 1996, respectively.

Note J - Other Operating Expenses -

     An analysis of Other Operating Expenses for the years ended December 31, 1997 and 1996, is as follows:
                                          1997         1996
      Data Processing                  $   29,093    $  87,058
      Computer and Office Expenses        320,221      175,929
      Professional Fees                   100,270      132,271
      Other                               474,937      397,107
                                        $  924,521    $ 792,365

Note K - Income Tax -

    The total provision for  income taxes charged  to income
  amounted  to  $469,412 and $412,869  for  1997  and  1996,
  respectively.   The  provisions  represent  effective  tax
  rates of 34% in 1997 and 1996.

    Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.
                                                          1997
  1996
   Income Taxes Based on Statutory
         Rate  -  34%  in 1997 and 1996    $   474,917       $
  418,946
      Other    -    Net                                (5,505)
  (6,077)                                           $  469,412
  $  412,869
                                         $    469,412        $
  412,869
  The components of consolidated income tax expense (benefits)
  are:
     Provision for Current Taxes        $  477,610       $   3
  04,093
   Provision(Credit)for
           Deferred      Taxes                            (8,198)
 108,776
                                         $    469,412           $
 412,869

     A deferred income tax liability of $60,202 is included in other liabilities at December 31, 1997. A deferred income tax liability of $60,994 is included in other liabilities at December 31, 1996.

     The deferred tax provision consists of the following timing differences:
                                          1997             1996
  Accumulated Depreciation for Tax
   Reporting in Excess of Amount
     for   Financial  Reporting              $    7,433        $
  (1,454)

  Provision for Loan Losses
   for Tax Reporting in Excess
      of    Amount    for   Financial    Reporting             -
  41,025

  Provision for Loan Losses
   for Financial Reporting in
   Excess of Amount for Tax               (9,594)            -

  Accretion Income for Financial
    Reporting in Excess of
          Tax      Reporting                                   -
  21,338

  Accretion Income for Tax Reporting in
    Excess of Financial Reporting         (9,320)            -
  Provision for Deferred Leave for
    Financial Reporting in Excess of
      the Amount for Tax Reporting           -            58,756
  Hospitalization Expense for Financial
    Reporting in Excess of Amount for
            Tax       Reporting                                -
  (10,889)

Hospitalization Expense for Tax Reporting
    in Excess of Amount for Financial
    Reporting                                3,283          -
                                      $    (8,198)   $   108,776
      The net deferred tax asset (liability) consist of the following components at December 31, 1997 and 1996:

                                               1997             1996
Depreciation                           $  (45,102)    $  (37,669)
  Provision for Loan Losses                (6,115)       (15,709)
  Accretion Income                        (26,345)       (35,665)
  Self-Insured Hospitalization Plan        15,984         19,267
  Unrealized (Gain) Loss on Securities
      Available for Sale                        1,376          8,782
     Total Deferred Tax Asset (Liability) $   60,202)    $
(60,994)

Note L - Off-Balance-Sheet Instruments -

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

   In the normal course of business the Bank has made commitments to extend credit of $6,343,932 and $3,626,213 as of December 31, 1997 and 1996,respectively. Commitments as of December 31, 1997 include unfunded loan commitments aggregating $6,263,132 and letters of credit of $80,800. Commitments as of December 31,1996 include unfunded loan commitments aggregating $3,567,295 and letters of credit of $58,918.

    The Bank has three lines of credit available to assist in the management of short-term liquidity. Two lines are with other financial institutions and total $3,500,000. The third is with the Federal Home Loan Bank of Dallas and is for approximately $5,344,000. Total available lines of credit as of December 31,1996 were $8,108,00. No funds were drawn on any of these lines at December 31, 1997 or 1996.

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

     Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

    Commitments to Extend Credit and Standby Letters of Credit  -
The fair values of commitments to extend credit and standby letters of credit do not differ significantly from the commitment amount and are therefore omitted from this disclosure.

    The   estimated  approximate  fair  values   of  the   Bank's
financial instruments as of December 31, 1997 and 1996 are as follows:

                                                                1997
CARRYING                                                        FAIR
AMOUNT               VALUE
    Financial Assets:

      Cash  and  Short-Term  Investments    $  4,276,915           $
4,276,915
             Securities                                   25,620,114
25,620,114
             Loans-Net                                    45,369,723
45,915,000
                                      $75,266,752         $75,812,029
Financial Liabilities:
  Deposits                          $69,180,772         $69,025,828

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

Note O - Commitments and Contingencies -

   The Bank has entered into a contract for the construction of a new main office facility to be located in Zachary, Louisiana. The estimated construction cost of the facility per the contract is $2,876,700. The project is scheduled to begin in the first quarter of 1998 with completion anticipated in the first quarter of 1999. The project is expected to have an impact on the results of operations primarily through increased depreciation expense. Financing alternatives are currently be evaluated.

   In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.












                               23
Note P - Financial Information - Parent Company Only -

  The financial statements for Zachary Bancshares, Inc. (Parent
  Company) are presented below:
                             BALANCE SHEETS

                          December 31, 1997 and 1996

                                                1997         1996
    Assets:

         Cash                                    $   429,932    $
383,339
          Investment   in   Subsidiary                  7,811,482
7,220,412
            Other     Assets                                    -
37,577

              Total    Assets                          $8,241,414
$7,641,328

    Liabilities:

      Income Tax Payable                      $    6,059   $    -
         Due   to   Subsidiary                             20,620
29,452
          Total  Liabilities                     $    26,679    $
29,452

    Stockholders' Equity:

        Common    Stock                                $2,160,000
$2,160,000
          Surplus                                       1,480,000
1,480,000
        Retained    Earnings                            5,021,395
4,418,536
        Treasury    Stock                               (446,660)
(446,660)
            Total   Stockholders'   Equity             $8,214,735
$7,611,876
         Total Liabilities and Stockholders'
                Equity                                 $8,241,414
$7,641,328

                          STATEMENTS OF INCOME
             for the years ended December 31, 1997 and 1996

                                                1997         1996
Income:
   Dividend  from Subsidiary                     $  360,000     $
400,000

Expenses:
      Operating    Expenses                                15,515
18,299
Income before Equity in Undistributed
    Net   Income   of   Subsidiary                        344,485
381,701

Equity in Undistributed Net Income
      of    Subsidiary                                    576,695
429,494

        Net   Income   before  Income  Taxes              921,180
811,195

Applicable   Income   Tax  Expense   (Benefit)            (6,222)
(8,131)

       Net  Income                               $   927,402    $
819,326


                               24



                    STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1997 and 1996



                                                             1997
1996

Cash Flows From Operating Activities:

   Net  Income                                     $ 927,402    $
819,326
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
      Equity in Undistributed Net Income
         of   Subsidiary                                (576,695)
(429,494)
        (Increase)  Decrease  in  Other  Assets            37,577
(24,901)
        Increase  (Decrease)  in Due to  Subsidiary       (8,832)
16,776
       Increase (Decrease) in Income Tax Payable      6,059       -
        Net Cash Provided by Operating
                Activities                                385,511
381,707

Cash Flows From Financing Activities:

    Dividends  Paid                                     (338,918)
(319,551)
        Net Cash Used in Financing
                Activities                              (338,918)
(319,551)
Net   Increase  (Decrease)  in  Cash                       46,593
62,156

Cash   -  Beginning  of  Year                             383,339
321,183

Cash  -  End of Year                               $  429,932   $
383,339
















                               25

             Zachary Bancshares, Inc. and Subsidiary

              CONDENSED CONSOLIDATED BALANCE SHEETS

          December 31, 1997, 1996, 1995, 1994 and 1993


                             ASSETS
                     1997         1996        1995        1994
1993
Cash and Due from Banks    $ 2,576,915 $ 3,766,270  $ 2,413,042  $
2,592,065  $ 2,446,066
Securities                  27,320,114  33,378,819   32,774,648
31,785,000   39,529,128
Loans                       45,369,723  36,439,826   29,607,051
27,421,397   20,031,325
Other Assets                 2,538,928   2,442,512    2,075,694
2,609,584    2,448,210

  Total Assets             $77,805,680 $76,027,427  $66,870,435
$64,408,046  $64,454,729

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                   $69,180,772 $68,169,269  $59,356,525
$58,404,821  $57,796,596
Other Liabilities              410,173     246,282      346,503
324,754      339,691
Stockholders' Equity         8,214,735   7,611,876    7,167,407
5,678,471    6,318,442
Total Liabilities and
 Stockholders' Equity      $77,805,680 $76,027,427  $66,870,435
$64,408,046  $64,454,729

Selected Ratios:
  Loans to Assets               47.93%      44.27%       44.27%
42.57%       31.08%
  Loans to Deposits             53.45%      49.88%       49.88%
46.95%       34.66%
  Deposits to Assets            89.66%      88.76%       88.76%
90.68%       89.67%
  Equity to Assets              10.01%      10.72%       10.72%
8.82%        9.80%
  Return on Average Assets       1.11%       1.14%        1.14%
1.11%        1.36%        Return on Average Equity      11.50%
12.13%       12.13%       12.19%       15.34%


           CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1997, 1996, 1995, 1994 and 1993

                   1997        1996         1995         1994
1993    Interest Income $ 5,472,682 $ 5,119,871  $ 4,684,130  $
4,188,994  $ 4,165,960
Interest Expense  2,148,247   2,126,280    1,826,859    1,356,065
1,333,250
  Net Interest
    Income        3,324,435   2,993,591    2,857,859    2,832,929
2,832,710
Provision (Credit) for
 Loan Losses         30 854       -          (77,374)
(42,338)       -
  Net Interest after
Provision for
 Loan Losses    3,293,581   2,993,591    2,934,645    2,875,267
2,832,710
Other Income      658,468     600,993      542,664      445,561
658,679
Other Expenses  2,555,235   2,362,389    2,326,014    2,218,122
2,140,574
  Income before
   Income Taxes 1,396,814   1,232,195    1,151,295    1,102,706
1,350,815

Applicable Income
  Tax Expense     469,412     412,869      385,512      388,470
460,478

  Net Income  $   927,402  $  819,326  $   765,783  $   725,236
$   890,337

Per Share:
   Net Income $      4.79  $     4.23  $      3.95  $      3.75
$      4.60

Cash Dividends$      1.75  $     1.65  $      1.50  $      1.35
$      1.20

Book Value -
  End of Year $     42.42  $    39.30  $     37.01  $     29.32
$     32.63


                                  26































             Zachary Bancshares, Inc. and Subsidiary
          AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS for the years ended December 31, 1997 and 1996

                                      1997
INTEREST   AVERAGE              INTEREST  AVERAGE
AVERAGE     INCOME/    YIELD/   AVERAGE      INCOME/   YIELD
BALANCE     EXPENSE     RATE    BALANCE      EXPENSE    RATE
          ASSETS
Interest Earning Deposits
  and Reserve Funds     $ 2,773,000  $  112,694  5.42%  $ 2,773,000 $
147,658   5.32%
Securities:
  Taxable                28,156,000   1,758,344  6.25
33,224,000  2,033,691  6.12
Loans-Net                40,690,000   3,601,644  8.85
33,645,000  2,938,522  8.73
Total Earning Assets     70,925,000   5,119,871  7.35%
69,642,000  5,119,871  7.35%

Allowance for Loan Losses     (809,000)
Nonearning Assets            5,180,000
     Total Assets          $75,296,000

LIABILITIES AND STOCKHOLDERS' EQUITY
FHLB Borrowings            $     -            -         -    $
13,000 $      777  5.98%
Savings and NOW Accounts    19,809,000      589,931    2.98
19,065,000    563,929  2.96
Insured Money Market
  Accounts                   4,964,000      107,307    2.16
5,155,000    102,286  1.98
Certificates of Deposit     28,770,000    1,451,009    5.04
28,592,000  1,459,288  5.10
    Total Interest Bearing
        Liabilities         53,543,000    2,148,247       4.01
52,825,000  2,126,280  4.03%

Demand Deposits             13,269,000
13,042,000
Other Liabilities              562,000
567,000
Stockholders' Equity         7,922,000
7,122,000
    Total Liabilities
      and Stockholders'
        Equity             $75,296,000
$73,556,000
Net Interest Income                       $3,324,435
$2,993,591
Net Interest Income - Spread                           3.71%
3.32%

Net Interest Income as a % of Total Earning Assets     4.69%
4.30%
             Zachary Bancshares, Inc. and Subsidiary
                        INTEREST DIFFERENTIAL
                 for the year ended December 31, 1997
                                              1997 OVER 1996
                                         CHANGE
TOTAL
                                       ATTRIBUTABLE TO        IN
CREASE
                                      VOLUME       RATE      (DE
CREASE)
Interest Earning Assets:
    Reserve Funds Sold               $ (37,329) $   2,365)   $ (34,964)
    Securities(314,349)    39,002     (275,347)
    Loans                               618,888     44,234      663,122
      Total Interest Income             267,210    85,601       352,811
Interest Bearing Liabilities:
    Bank Borrowings                       (777)      -            (777)
    Savings and NOW Accounts             22,106 3,896
26,002
    Insured Money Market Accounts       (4,020) 9,041
5,021
    Certificates of Deposit               8,977 (17,256)
(8,279)
        Total Interest Expense          193,311    106,110      299,421
Increase (Decrease) in Interest
  Differential                        $ 240,924 $  89,920     $ 330,844

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the quarter periods in the years ended December 31, 1996 and 1995

                                               1996
                        4TH         3RD         2ND         1ST
                        QUARTER     QUARTER     QUARTER     QUARTER
  Interest Income       $1,420,659$1,410,438  $1,344,448  $1,297,137
  Interest Expense         549,390  534,827     533,458     530,872
    Net Interest Income    871,269   875,611     811,290     766,265

  Provision for
   Loan Losses               7,395      8,245       7,735       7,479
     Net Interest Income
        after Provision
          for Loan Losses   863,874   867,366     803,555     758,786
  Other Income              166,216181,160     161,327     151,068
  Other Expenses            673,466  654,114     618,991     609,967
      Income before
        Income Taxes       356,624   394,412     345,891     299,887

                       ApplicableIncome Ta
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL OPERATIONS AND RESULTS OF OPERATIONS

   The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and li quidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 1997 and 1996. This information is a part of and should be read in conjunction with the Financial Statements and related Notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

     The Company's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capi tal requirements for 1997 and 1996 were 8.0%. Regulatory Lever age Ratio requirements were 4% for the same time period. The Company's Equity to Assets Ratio (below) includes the effect of the Unrealized Loss ($4,047) on Securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                      1997       1996

     Risk Based Capital Ratio           18.14%     21.02%
     Leverage Ratio                     10.38%      9.48%
     Equity to Assets Ratio             10.04%     10.01%

    Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital struc ture. The Company's earnings retention ratios at December 31 are as follows:

                                   Shareholder     Retention
                     Net Income     Dividends        Ratio

     1997             $927,402      $338,918          63%
     1996             $819,326      $319,550          61%

   The Company distributed to shareholders, cash dividends of $1.75 and $1.65 per share in 1997 and 1996, respectively.

LIQUIDITY

    Liquidity management is the process of ensuring that the Ba nk's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash.

                               29
Management  continually monitors the balance sheet to insure  its ability  to  meet  current and future depositor requirements  and
loan  funding  commitments.   The  Company  does  not  anticipate
difficulties in meeting funding obligations.

RESULTS OF OPERATIONS

Overview

    Zachary Bancshares, Inc.'s (ZBI) net income for 1997 was $927,402 compared to $819,326 for 1996 or a 13.2% increase.
ZBI's income stream is from core banking products and services. ZBI continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the Unrealized Loss on Securities discussed in Note C is included in the Stockholders' Equity data.


                                     Growth Trends
                                (year to year in $ and %)

                               97 to 96            96 to 95

Stockholders' Equity     $  602,859 or 7.9%  $  444,469 or 6.2%
Average Assets           $1,740,000 or 2.4%  $6,391,000 or 9.5%

Earnings Analysis

    The Company's 1997 Net Interest Income increased 11.1%.   Net
Interest Income in 1996 was $3,324,435 compared to $2,993,591 for 1996.

   Average earning assets were $70,925,000 in 1997 compared to 69,642,000 in 1996. The following table depicts the Company's average earning assets components in thousands of dollars and the respective percentage relationship.

                                      1997              1996

   Reserve & FHLB Funds           $ 2,079   03%     $ 2,773   04%
   Securities                      28,156   40%      33,224   48%
   Loans (Net)                     40,690   57%      33,645   48%

     Average Earning Assets       $70,925  100%     $69,642  100%

   The previous table indicates average earning assets growth. Management actively pursued increases in the Company's loan portfolio in 1997 and 1996. The majority of the Company's loans are secured by local, single family dwellings, with a fixed rate and 5 year balloon repricing terms.

    Average deposit liabilities were $66,812,000 in 1997 compared to
$65,867,000 in 1996. The following table depicts ZBI's average deposit liabilities components and the respective percentage relationship, dollars in thousands.

                                    1997             1996

 FHLB Borrowings               $     0    0%     $    13     0%
 Demand Deposits                13,269   20%      13,042    20%
 Savings & NOW                  19,809   30%      19,065    28%
Money Market                    4,964    7%       5,155     8%
 Certificates                   28,770   43%      28,592    44%

  Average Depositor Liability  $66,812  100%     $65,854   100%

    As interest rates decreased in recent years, depositors have moved funds from the longer maturities (Certificates) into shorter maturities. Management expects an increase in market rates may influence depositors to return some funds to longer term Certificates. Management remains committed to accepting only trade area deposits, which have core deposit characteristics. The Company accepted approximately $3,000,000 in Public Funds deposits in the fourth quarter of 1997 which have an average maturity of one year.

   The Company's Net Interest Spread and Margin are shown below. Net Interest Spread is the difference between the yield on earning assets and the cost of funding. Net Interest Margin is interest income as a percent of average earning assets.
                                         1997          1996

   Net Interest Spread                   3.71%         3.32%
   Net Interest Margin                   4.69%         4.30%

    The Company's interest rate sensitivity is measured monthly and considered by the Board and Management. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company utilizes various measurement techniques to analyze and predict interest rate sensitivity. The Company's cumulative GAP (Interest Rate Sensitive Assets\Interest Rate Sensitive Liabilities) on December 31, 1997 was 101.72% at the one year time horizon and 115.00% at the 24 month time horizon. The 12 month GAP of 101.72% indicates $565,000 more assets will reprice than liabilities. The 24 month horizon will reprice $6,078,000 more assets than liabilities.

   The Company uses computer simulation to predict the net interest margin change at various interest rate shifts. The
December 1997 simulation indicates the Company's net interest margin will change by less than 5% if interest rates move up or down 3% at the 12 month horizon.

    The Company sold Securities in 1997 resulting in a $5,391 cumulative loss; sales in 1996 resulted in a $64 cumulative loss. In both years, the Company was repositioning the Securities portfolio to either effect future earnings, sell less marketable items or effect the Asset-Liability position.

Allowance and Provision for Loan Losses

   The Allowance for Loan Losses is the amount Management determines necessary to reduce loans to their estimated collectible amounts and to provide for future losses in certain loans which are currently unidentified. The Provision for Loan Losses is the amount charged to current earnings which are contributed to the Allowance, hereby maintaining the Allowance's integrity. The following table reflects year end Allowance and Provision totals:

                                  1997             1996

   Allowance for Losses         $771,850         $820,227
   Provision for Losses         $ 30,854         $  -

    Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance the Company's credit risks. Loans are reviewed to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current Allowance adequate to absorb potential losses.

Non-Performing Assets

    Non-performing assets include non-accrual loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset appraised in excess of $40,000.

   The following table represents non-performing and renegotiated assets at year end:
                                        1997             1996

   Non-Accrual Loans                  $216,598         $181,800
   Restructured Loans                    -               58,231
   Other Real Estate                   217,401          408,181

     Total                            $433,999         $648,212

   The Company maintains an internal Watch List for Management purposes for loans (both performing and non-performing) that have been identified as requiring special monitoring. The Watch List consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in Management's concern of the borrower's current ability to meet the loan contract. Watch List totals at December 31 are:

                                1997         1996

                            $1,316,800    $1,600,000

    In 1997, the Company realized a $11,684 Gain on Sale of Other
Real Estate, similar 1996 sales resulted in a $12,971 Gain on Sale.

Other Income

    Service Charges on Deposit Accounts were flat for the years under consideration as the Company offered new products which included reduced monthly service fees which offset higher volumes. Other Income increased 59.4% or $58,996 in 1997, this increase included fee income from investment sales which the Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.

Other Expense

    Salaries and Employee benefits increased 6.3% to $1,462,089 compared to $1,375,678 in 1997 due primarily to an employee performance bonus plan which was implemented in 1997. Occupancy expense decreased 16.6% to $162,977 from $195,399 in 1996. 1996 included facilities improvements which were not necessary in 1997. Other Operating Expenses increased 16.7% as the Company converted to an inhouse computer system from a service bureau environment which resulted in increased equipment and software depreciation. In addition, there was an increase in supplies and printing and other one time costs as a result of this computer conversion.

Income Tax

    The Company was fully taxable in both 1997 and 1996 and expects to remain so in 1998.

ZACHARY BANCHARES, INC.    ZACHARY BANCSHARES, INC.    BANK
LOCATIONS  OFFICERS                  AND BANK OF ZACHARY
                           DIRECTORS                   MAIN
OFFICE
Harry S. Morris, Jr.                                   4700 Main
Street
President & C.E.O.         Russell Bankston
                           Chairman of the Board
Winston E. Canning                                     The Plaza
Secretary                  Rodney S. Johnson           2210 Hwy
64, Zachary                            Vice Chairman
Larry Bellard
Treasurer                  Hardee M. Brian
Winston E. Canning       Central Branch
                           Howard L. Martin, M.D.      13444
Hooper Road
                           Albert C. Mills, III, PhD.  Baton
Rouge          BANK OF ZACHARY            Harry S. Morris, Jr.
OFFICERS

Harry S. Morris, Jr.       Director Emeritus
President & C.E.O.         A. C. Mills, Jr.
INFORMATION                               Leonard Aguillard
Winston E. Canning                                 Request for
additional
Executive Vice President                           information or
copies of                                               Form
10KSB filed with Larry Bellard
the Securities and  Vice President & Cashier
Exchange Commission in
                                                   in
Washington,D.C.
Gerard R. "Bubba" Beatty                           should be
directed to:  Vice President
                                                   Chief
Financial Officer
Warren Couvillion          STOCK INFORMATION            Zachary
Bancshares,Inc.
Vice President                                      Post Office
Box 497
                      The Company's stock is not    Zachary, LA
70791-0497
Kathleen Parker       listed on any security
Vice President        exchange.  Therefore,            TRANSFER
AGENT
                      Zachary Bancshares, Inc.         &
REGISTRAR
Judy Andrews          does not have exchange
AssistantVice President data that provides high and        Bank
of Zachary
                      low stock prices.  The          Post Office
Box 497
Ethel Mae Womack      Company did not have stock      Zachary, LA
70791-497
Assistant Vice Presidenttrades in 1996.
                                                     INDEPENDENT
ACCOUNTANTS
Laura Steen           There was a cash dividend       Hannis T.
Bourgeois
Operations Officer   paid in 1997 of $1.75 per        & Co.,
L.L.P.
                     share and $1.65 in 1996.         2322
Tremont Dr.
Melinda White                                         Baton
Rouge, LA 70809
Note Supervisor
& Compliance officer