Form 10KSB, Exhibit 13
period 2000-12-31
ZACHARY BANCSHARES INC
filed 2001-03-27
CIK 740875

ZACHARY BANCSHARES, INC. AND SUBSIDIARY



TABLE OF CONTENTS
   President's Message                                                        2

   Independent Auditor's Report                                               3

   Financial Statements:
      Consolidated Balance Sheets
         December 31, 2000 and 1999                                           4

      Consolidated Statements of Income
         for the years ended December 31, 2000 and 1999                       5

      Consolidated Statements of Changes in Stockholders'
         Equity for the years ended December 31, 2000 and 1999                6

      Consolidated Statements of Cash Flows for the
         years ended December 31, 2000 and 1999                               7

      Notes to Consolidated Financial Statements
         December 31, 2000 and 1999                                           9

      Condensed Consolidated Balance Sheets
         December 31, 2000, 1999, 1998, 1997, and 1996                       22

      Condensed Consolidated Statements of Income
         for the years ended December 31, 2000, 1999, 1998, 1997, and 1996   22

      Average Balance Sheets and Interest Rate Analysis
         for the years ended December 31, 2000 and 1999                      23

      Interest Differential for the year ended December 31, 2000             24

      Condensed Consolidated Statements of Income
         for the quarter periods in the years ended
         December 31, 2000 and 1999                                          25

   Management's Discussion and Analysis                                      26

   Officers                                                                  31

   Board of Directors                                                        31

   Bank Locations                                                            31















ZACHARY BANCSHARES, INC.





March 19, 2000



Dear Shareholders:

Zachary Bancshares, Inc. had income of $1,142,000 in 2000 as compared to $1,216,000 in 1999. Our Board of Directors paid a cash dividend of $2.25 per share in 2000 as compared to $2.10 per share in 1999 and our 2000 return on average equity was 12.17%

The Bank's total assets increased from $85,295,000 as of December 31, 1999 to $90,122,000 as of December 31, 2000. Total loans grew from $61,252,000 in 1999 to $62,550,000 in 2000.

In September, The Bank hired Kelley W. Sharpe as a Vice President and Branch Manager for our Central Branch. Mr. Sharpe comes to us from another Central area bank where he worked for 22 years. He is a 1988 graduate of The Graduate School of Banking of the South at Louisiana State University and has been a banker for 32 years.

The increased use of technology by the Bank of Zachary in the customer service area and in our product offerings has made the slogan "The Bank that Never Sleeps" a reality. We have many customers who use the Internet to bank and pay their bills online twenty-four hours a day, seven days a week. We also offer a Telephone Voice Response System that answers an average of 1,405 customer questions daily. Our ATMs have an average usage of 4,230 times a month by our customers and 1,207 by non-customers.

I would like to thank our Directors, Officers and Employees for their efforts in making 2000 another good year and to you our shareholders for your continued support.
         Sincerely




                                          Harry S. Morris, Jr.
                                          President
















REPORT OF INDEPENDENT AUDITOR
HANNIS T. BOURGEOIS,  LLP
CERTIFIED PUBLIC ACCOUNTANTS
2322 TREMONT DRIVE, SUITE 200
BATON ROUGE, LA 70809

January 10, 2001

To the Shareholders
and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of The Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                              Respectfully submitted,






















Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 2000 and 1999
($ in Thousands)

ASSETS
                                                    2000           1999
Cash and Due from Banks                           $ 2,785        $ 3,161
Interest Bearing Deposits in Other Institutions        24             29
Reserve Funds Sold                                  6,950          1,425
Securities Available for Sale (Amortized
  Cost of $14,346 and $15,876)                     14,333         15,433

Loans                                              62,550         61,252
Less: Allowance for Loan Losses                    (1,170)          (965)
                                                   61,380         60,287
Bank Premises and Equipment                         3,888          4,157
Accrued Interest Receivable                           548            502
Other Assets                                          214            301

Total Assets                                      $90,122        $85,295


LIABILITIES
Deposits
Noninterest Bearing                               $17,420        $17,848
Interest Bearing                                   61,847         55,718
                                                   79,267         73,566
Borrowed Funds                                        -            2,000
Accrued Interest Payable                              258            194
Other Liabilities                                     194            122
Total Liabilities                                  79,719         75,882

STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
   authorized 2,000,000 shares;
   issued 216,000 shares                            2,160          2,160
Surplus                                             1,480          1,480
Retained Earnings                                   7,219          6,513
Accumulated Other Comprehensive Income (Loss)          (9)          (293)
Treasury Stock - 22,333 Shares, at Cost              (447)          (447)
Total Stockholders' Equity                         10,403          9,413

Total Liabilities and Stockholders' Equity        $90,122        $85,295





The accompanying notes are an integral part of these financial statements









Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
for the years ended December 31, 2000 and 1999
($ in Thousands except per share data)
                                                           2000           1999
Interest Income:
   Interest and Fees on Loans                             $5,733         $5,152
   Interest on Securities                                    998          1,033
   Other Interest Income                                     185            246
Total Interest Income                                      6,916          6,431
Interest Expense:
   Interest Expense on Deposits                            2,500          2,258
   Interest Expense on Borrowings                             63             24
Total Interest Expense                                     2,563          2,282

Net Interest Income                                        4,353          4,149

Provision for Loan Losses                                    281            180
Net Interest Income after
   Provision for Loan Losses                               4,072          3,969

Other Income:
   Service Charges on Deposit Accounts                       618            524
   Gain on Sales of Premises & Equipment                       1            381
   Loss on Securities                                         -            (105)
   Other Operating Income                                    203            154

Total Other Income                                           822            954
Income before Other Expenses                               4,894          4,923

Other Expenses:
   Salaries and Employee Benefits                          1,800          1,643
   Occupancy Expense                                         238            163
   Equipment Expense                                         400            363
   Net Other Real Estate Expense                            (148)            45
   Other Operating Expenses                                  867            841

Total Other Expenses                                       3,157          3,055
Income before Income Taxes                                 1,737          1,868
Applicable Income Tax                                        595            652
Net Income                                                $1,142        $ 1,216

Per Share:
Net Income                                              $   5.90        $  6.28

Cash Dividends                                          $   2.25        $  2.10






The accompanying notes are an integral part of these financial statements.






Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 2000 and 1999
($ in Thousands)

                                            ACCUMULATED
                                            OTHER                  TOTAL
                   COMMON          RETAINED COMPREHENSIVE TREASURY STKHOLDER
                   STOCK   SURPLUS EARNINGS INCOME (LOSS) STOCK    EQUITY
Balances,
January 1, 1999    $2,160 $1,480  $5,704    $   6        $(447)    $8,903

Comprehensive Income:
  Net Income                       1,216                            1,216
  Unrealized (Loss)
     on Securities Available
     for Sale                                 (404)                  (404)
  Reclassification
     Adjustment                                105                    105
Total Comprehensive
     Income                                                           917

Cash Dividends                      (407)                            (407)
Balances,
December 31, 1999  $2,160 $1,480  $6,513     $(293)        $(447)  $9,413


Comprehensive Income:
  Net Income                       1,142                            1,142
  Unrealized Gain on
     Securities Available
     for Sale                                  284                    284
  Reclassification
     Adjustment                                                         -
Total Comprehensive
     Income                                                         1,426
Cash Dividend                       (436)                            (436)
Balances,
December 31, 2000  $2,160 $1,480  $7,219     $  (9)       $(447)  $10,403










The accompanying notes are an integral part of these financial statements.






Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2000 and 1999
($ in Thousands)


                                                          2000       1999
Cash Flows From Operating Activities:
   Net Income                                            $1,142     $1,216
   Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Deferred Tax Benefit                                  (34)       (89)
      Provision for Loan Losses                             281        180
      Provision for Depreciation and Amortization           328        277
      Stock Dividends on FHLBank Stock                      (34)       (18)
      Net Amortization (Accretion ) of Securities           (23)        23
      Charge Off of Other Real Estate                        -          93
      Gain on Sale of Other Real Estate                    (151)       (49)
      Gain on Sales of Bank Premises & Equipment             (1)      (381)
      Loss on Sale of Securities                             -         105
      (Increase) Decrease in Accrued Int Receivable         (46)        16
      (Increase) Decrease in Other Assets                   (25)       135
      Increase (Decrease) in Accrued Int Payable             64        (37)
      Increase (Decrease) in Other Liabilities              73        (45)
Net Cash Provided by Operating Activities                 1,574      1,426

Cash Flows From Investing Activities:
      Net (Increase) Decrease in Reserve Funds Sold      (5,525)     4,750
      Purchases of Securities Available for Sale           (969)   (13,372)
      Maturities or Calls of Securities
         Available for Sale                               1,500     10,500
      Principal Payments on Mortgage Backed Securities    1,055      2,816
      Proceeds from Sales of Securities
         Available For Sale                                  -       1,897
      Purchase of Other Equity Securities                    -        (263)
      Net (Increase) in Loans                            (1,374)    (8,953)
      Purchases of Premises and Equipment                   (59)    (1,559)
      Proceeds from Sales of Other Real Estate              151        148
      Proceeds from Sale of Bank Premises & Equipment         1        574
Net Cash Used in Investing Activities                    (5,220)    (3,462)















(CONTINUED)



Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)
for the years ended December 31, 2000 and 1999
($ in Thousands)
                                                     2000      1999
Cash Flows From Financing Activities:
      Increase (Decrease) in Borrowed Funds              (2,000)     2,000
      Net Increase (Decrease) in Demand Deposits,
         NOW Accounts and Savings Accounts               (1,890)       600
      Net Increase (Decrease) in
         Certificates of Deposit                          7,591     (1,484)
      Cash Dividends                                       (436)      (407)
Net Cash Provided by Financing Activities                 3,265        709

      (Decrease) in Cash and Cash Equivalents              (381)    (1,327)

      Cash and Cash Equivalents -
         Beginning of Year                                3,190      4,517

      Cash and Cash Equivalents -
         End of Year                                     $2,809     $3,190

Supplemental Disclosures of Cash Flow Information:

      Noncash Investing Activities:
         Change in Unrealized Gain or (Loss)
         on Securities Available for Sale                $  429     $ (452)

         Change in Deferred Tax Effect on
         Unrealized Gain or (Loss) on Securities
         Available for Sale                              $  146     $ (154)

      Cash Payments for:
         Interest Paid on Deposits                      $ 2,437    $ 2,319

         Income Tax Payments                            $   626    $   735

















The accompanying notes are an integral part of these financial statements.




Zachary Bancshares, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999

Note A - Summary of Significant Accounting Policies
The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles, which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

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

Securities
Securities classified as held to maturity are those debt securities The Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 2000 or 1999.

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

Generally, The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Subsequent cash receipts on non-accrual loans are accounted for on the cost recovery method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The Bank classifies loans as impaired if, based on current information and events, it is probable that The Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

Allowance for Loan Losses
The allowance for loan losses is maintained at a level which in management's judgment is adequate to absorb credit losses inherent in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expecta-tions of future economic conditions and their impact on particular borrowers; and other judgmental factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

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

The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred.
All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collection of the principal is un-likely. Recoveries are credited to the allowance at the time of recovery.
Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting.

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

The Company and its subsidiary file a consolidated federal income tax return. In addition, The Company in accordance with state statutes files a Louisiana state income tax return.

Earnings per Common Share
Basic EPS is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2000, The Company had no convertible shares or other contracts to issue common stock. The weighted average number of shares of common stock used to calculate basic EPS was 193,667 for the years ended December 31, 2000 and 1999, respectively.

Statements of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks.

Comprehensive Income
Components of comprehensive income are revenues, expenses, gains and losses that under GAAP are included in comprehensive income but excluded from net income. The components of comprehensive income are disclosed in the Statements of Changes in Stockholders' Equity for all periods presented.

Note B - Cash and Due from Banks
The Bank is required by federal law to maintain cash reserve balances. The average cash reserve balance required for 2000 and 1999 was $685 thousand and $719 thousand, respectively.

Note C - Securities
Amortized costs and fair values of securities available for sale at December 31, 2000 and 1999 are summarized as follows:
($ in Thousands)
                                               2000
                                         GROSS       GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                             COST        GAINS        LOSSES    VALUE
U.S. Government
     Agency Securities    $ 9,499        $  24        $(105)   $ 9,418
Mortgage-Backed Securities  4,130           69           (1)     4,198
Collateralized Mortgage
     Obligations               70           -            -          70
Equity Securities             647           -           -          647

     Total                $14,346        $  93        $(106)   $14,333


                                                1999
                                         GROSS       GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                             COST        GAINS        LOSSES    VALUE

U.S. Government
     Agency Securities    $10,011        $ -         $(407)   $ 9,604
Mortgage-Backed Securities  5,001          3           (36)     4,968
Collateralized Mortgage
     Obligations              251          -            (3)       248
Equity Securities             613          -           -          613
     Total                $15,876       $  3         $(446)   $15,433

The amortized cost and fair values of securities available for sale as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                      AMORTIZED          FAIR
($ in Thousands)                         COST            VALUE

     One to Five Years                 $5,496           $5,475
     Five to Ten Years                  4,003            3,943
                                       $9,499           $9,418

Securities available for sale with a fair value of $10.3 million and $14.5 million at December 31, 2000 and 1999, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The Bank has invested in Federal Home Loan Bank and First National Bankers Bankshares Stock, which are included in Equity Securities and reflected at the lower of cost or market in these financial statements. The Bank is required to hold FHLB stock in order to have access to the funding products offered by the FHLB. The cost of these securities was $647 thousand and $613 thousand which approximates fair value at December 31, 2000 and 1999 respectively.

Gross realized losses from the sale of securities for the years ended December 31, 2000 and 1999 are as follows:

($ in Thousands)                          2000            1999

Realized Losses                          $               $(105)
                                         $               $(105)

Note D - Loans
An analysis of the loan portfolio at December 31, 2000 and 1999,is as follows:

                                      2000     % of         1999         % of
($ in Thousands)                    Balances  Loans       Balances      Loans

Real Estate Loans  - Mortgage      $ 34,882   55.77%      $ 30,093      49.13%

Real Estate Loans - Construction      4,791    7.66          9,462       5.45

Commercial and Industrial Loans      18,254   29.18         17,716      28.92

Loans to Farmers                         26     .04             35        .06

Loans to Individuals                  4,341    6.94          3,741       6.11

All Other Loans                          25     .41            205        .33
Total Loans                        $ 62,550  100.00%      $ 61,252     100.00%

Impaired loans having recorded investments of $656 thousand at December 31, 2000 have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. Impaired loans at December 31, 1999 were $223 thousand. The allowance for loan losses related to these loans amounted to $131 thousand at December 31, 2000 and $39 thousand at December 31, 1999. Interest recognized on impaired loans totaled $26 thousand and $4 thousand for the years ended December 31, 2000 and 1999, respectively. All non-accrual loans were considered impaired at December 31, 2000 and 1999.

The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. An analysis of the aggregate of these loans for December 31, 2000 and 1999 are as follows:

   ($ in Thousands)                     2000        1999

Balance - Beginning of Year             $499        $540

New Loans                                661          93

Repayments                              (544)       (134)

Balance - End of Year                   $616        $499

Note E - Allowance for Loan Losses
Following is a summary of the activity in the allowance for loan losses:
($ in Thousands)                        2000        1999

Balance - Beginning of Year            $ 965       $ 859
Current Provision from Income            281         180
Recoveries of Amounts
   Previously Charged Off                 26          35
Amounts Charged Off                     (102)      ( 109)
Balance - End of Year                 $1,170     $   965

Ratio of Allowance for Loan Losses
  To Impaired Loans at End of Year    178.18%     432.62%

Ratio of Allowance for Loan Losses to
  Loans Outstanding at End of Year      1.87%       1.58%

Ratio of Net Loans Charged Off to Average
  Loans Outstanding for the year         .12%        .13%

Note F - Bank Premises and Equipment
Bank premises and equipment costs and the related accumulated depreciation at
December 31,   2000 and 1999, are as follows:

$ in Thousands)                  ASSET          ACCUMULATED
                                 COST           DEPRECIATION           NET
December 31, 2000:
Land                             $   400            $   -            $  400
Bank Premises                      2,965              240             2,726
Furniture and Equipment            2,081            1,318               762
                                  $5,446           $1,558            $3,888
December 31, 1999:
Land                              $  400           $   -             $  400
Bank Premises                      2,965              163             2,802
Furniture and Equipment            2,035            1,080               955
                                  $5,400           $1,243            $4,157
The provision for depreciation charged to operating expenses was $328 thousand and $277 thousand respectively, for the years ended December 31, 2000 and 1999.


Note G - Deposits
Following is a detail of deposits as of December 31, 2000 and 1999:
($ in Thousands)                              2000           1999

Noninterest Bearing Accounts                $17,420        $17,848
NOW and Super NOW Accounts                   12,447         12,298
Money Market Accounts                         2,183          3,232
Savings Accounts                              8,263          8,825
Certificates of Deposit Over $100,000        17,656         14,056
Certificates of Deposit                      21,298         17,307
                                            $79,267        $73,566

Following is a detail of certificate of deposit maturities as of December 31, 2000:
($ in Thousands)

     December 31, 2001                     $30,592
     December 31, 2002                       6,086
     December 31, 2003                       1,172
     December 31, 2000                         539
     December 31, 2005 & After                 565

     Total Certificates of Deposit        $ 38,954

Interest expense on certificates of deposit over $100 thousand for the years ended December 31, 2000 and 1999, amounted to $879 thousand and $778 thousand, respectively.

Public fund deposits at December 31, 2000 and 1999, were $8.6 million and $10.5 million, respectively.

Note H - Stockholders' Equity and Regulatory Matters
Stockholders' Equity of The Company includes the undistributed earnings of The Bank. Dividends are paid by The Company from its assets, which are provided primarily by dividends from The Bank. Dividends are payable only out of retained earnings and current earnings of The Company.

Certain restrictions exist regarding the ability of The Bank to transfer funds to The Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 2001, The Bank had retained earnings of $7.7 million of which $1.4 million was available for distribution without prior regulatory approval.

The Company and The Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on both The Company's and The Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, The Company and The Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to Bank holding companies.



Quantitative measures established by regulation to ensure capital adequacy require The Company and The Bank to maintain minimum amounts and ratios. As detailed below, as of December 31, 2000 and 1999, The Company and The Bank met all of the capital requirements to which they are subject. As of December 31, 2000 and 1999, The Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

Following is a summary of capital ratios of The Bank at December 31, 2000 and 1999. The ratios presented for The Bank do not differ from ratios for The Company (consolidated) at December 31, 2000 and 1999.

                                                              TO BE WELL
                                                              CAPITALIZED UNDER
                             ACTUAL     REQUIRED FOR CAPITAL  PROMPT CORRECTIVE
                             RATIOS     ADEQUACY PURPOSES     ACTION PROVISIONS
As of December 31, 2000:

Total Capital
(to Risk-Weighted Assets)     18.36%         8.00%             10.00%

Tier I Capital
(to Risk-Weighted Assets)     17.11%         4.00%              6.00%

Tier I Leveraged Capital
(to Average Assets)           11.08%         4.00%              5.00%




                                                             TO BE WELL
                                                             CAPITALIZED UNDER
                             ACTUAL    REQUIRED FOR CAPITAL  PROMPT CORRECTIVE
                             RATIOS    ADEQUACY PURPOSES     ACTION PROVISIONS

As of December 31,1999:
Total Capital
(to Risk-Weighted Assets)     17.82%         8.00%             10.00%

Tier I Capital
(to Risk-Weighted Assets)     16.57%         4.00%              6.00%

Tier I Leveraged Capital
(to Average Assets)           10.79%         4.00%              5.00%

Under current regulations, the amount The Bank may loan to its Parent may not exceed 10% of The Bank's capital and surplus. There were no loans outstanding at December 31, 2000 and 1999.

Note I - Employee Benefit Plans
The Bank has two plans which provide employee retirement benefits. The Bank has a defined contribution Profit Sharing 401K Plan Trust and a Money Purchase
Retirement Plan.   Each year the Board of Directors of The Bank determines the total contribution to the plans. No contribution is required by eligible participants to the Money Purchase Retirement portion of the Plan.



The provisions of the Profit Sharing 401K Plan include two components, the 401K component and the Profit Sharing component. The 401K component allows eligible employees to voluntarily contribute 1% to 15% of gross regular pay to the plan.
 The Bank matched one half of the employee's contribution to the first of 7% of gross regular pay in 2000 and 1999. The Profit Sharing component receives an optional allocation determined by the Board of Directors.

Under the provisions of the Money Purchase Retirement Plan, The Bank makes a contribution of 3.50% of pay for each eligible employee.

The contributions charged to retirement expense for the plans in 2000 and 1999 are shown below:
($ in Thousands)                              2000        1999

     401K Bank Match                          $ 33         $33
     Profit Sharing Contribution                30          26
     Money Purchase Plan Contribution           38          37
          Total Retirement Expense            $101         $96

Note J - Other Operating Expenses
An analysis of Other Operating Expenses for the years ended December 31, 2000 and 1999, is as follows:
($ in  Thousaands)                            2000        1999

     Data Processing                          $106        $126
     Computer and Office Expenses              156         150
     Professional Fees                         180         183
     State Tax on Equity                      111          87
     Other                                    314         295
          Total Other Operating Expenses     $867        $841

Note K - Income Tax
The total provision for income taxes charged to income amounted to $595 thousand and $652 thousand for 2000 and 1999, respectively. The provisions represent effective tax rates of 34% in 2000 and 1999.

Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.

($ in Thousands)                              2000        1999

Income Taxes Based on Statutory
    Rate - 34% in 2000 and 1999               $591        $635
Other - Net                                      4          17
                                              $595        $652

The components of consolidated income tax expense are:
                                              2000        1999

Provision for Current Taxes                   $629        $741
(Credit)for Deferred Taxes                     (34)        (89)
                                              $595       $ 652

A deferred income tax asset of $94 thousand and $206 thousand is included in other assets at December 31, 2000 and 1999, respectively.




The deferred tax provision (credit) consists of the following timing differ-
ences:
($ in Thousands)                                    2000       1999
Accumulated Depreciation for Tax Reporting
    in Excess of Amount for Financial Reporting   $   10      $  (5)

Provision for Loan Losses for Financial
    reporting in Excess of Amount for Tax            (74)       (37)

Accretion Income for Tax Reporting in
    excess of Financial Reporting                      9        (17)
Hospitalization Expense for Financial Reporting
    in Excess of Amount for Tax Reporting              2        (13)

Write Down of Other Real Estate for Financial
    reporting purposes in  Excess of amount of
    tax reporting purposes                             9        (29)

FHLB Dividends for financial reporting
    purposes in excess of the amount for
    tax reporting purposes                            10         12
                                                    $(34)      $(89)

The net deferred tax asset consists of the following components at December 31, 2000 and 1999:
($ in Thousands)                                    2000       1999

Depreciation                                        $(75)      $(65)
Provision for Loan Losses                            149         75
Accretion Income                                     (12)        (3)
Self-Insured Hospitalization Plan                     29         31
Write Down of Other Real Estate                       20         29
FHLB Stock Dividends                                 (22)       (12)
Unrealized (Gain) Loss on Securities
    Available for Sale                                 5        151
Total Deferred Tax Asset                           $  94       $206

Note L - Off-Balance-Sheet Instruments
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

In the normal course of business The Bank has made commitments to extend credit of $5.1 million and $8.3 million as of December 31, 2000 and 1999, respectively. Commitments as of December 31, 2000 include unfunded loan commitments aggregating $4.9 million and letters of credit of $128 thousand. Commitments as of December 31, 1999 include unfunded loan commitments aggregating $8.2 million and letters of credit of $69 thousand.



The Bank maintains two open lines of credit to assist in the management of short-term liquidity. The first is with its correspondent bank, First National Bankers Bank and totals $2.3 million. The second is with the Federal Home Loan Bank of Dallas and has $30.9 million available which, if funded, is secured by all of its First Mortgage Collateral, Other Real Estate Related Collateral, small business, small farm and small agri-business loans, FHLB Capital Stock and its FHLB Deposit account as outlined by amendments to the Federal Home Loan Bank Act and regulations promulgated by the Federal Housing Finance Board in 1999. At December 31, 2000, there were no funds drawn on either of these two lines of credit.

Note M - Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.

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

The estimated approximate fair values of The Bank's financial instruments as of December 31, 2000 and 1999 are as follows:

                                                        2000
                                             CARRYING           FAIR
                                              AMOUNT            VALUE
Financial Assets:
   Cash and Short-Term
   Investments                             $ 9,759            $ 9,759
   Securities                               14,333             14,333
   Loans-Net                                61,380             60,161
                                           $85,472            $84,253

Financial Liabilities:
   Deposits                                $79,267            $76,954



                                                     1999
                                          CARRYING           FAIR
                                           AMOUNT            VALUE
Financial Assets:
   Cash and Short-Term Investments         $ 4,615         $ 4,615
   Securities                               15,433          15,433
   Loans-Net                                60,287          59,168
                                           $80,335         $79,216

Financial Liabilities:
   Deposits                                $73,566         $71,375
   Borrowed Funds                            2,000           1,995
                                           $75,566         $73,370

Note N - Concentrations of Credit
The majority of The Bank's business activities are with customers in The Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of The Bank. The concentrations of credit by type of loan are shown in Note D. Most of The Bank's credits are to individuals and small businesses secured by real estate.
 The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of legal lending limits. Included in Cash and Due from Banks, and Reserve Funds Sold are amounts deposited in various institutions in excess of federally insured limits.

Note O - Commitments and Contingencies
In the normal course of business, The Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on The Company's financial statements.

Note P - Financial Information - Parent Company Only
The financial statements for Zachary Bancshares, Inc. (Parent Company) are presented below:

BALANCE SHEETS
December 31, 2000 and 1999
($ in Thousands)

                                                       2000          1999
Assets:
Cash                                              $   483        $   449
Investment in Subsidiary                            9,920          8,964
Other Assets                                            2              4
Total Assets                                      $10,405         $9,417

Liabilities:
Income Tax Payable                                      2              4
Total Liabilities                                       2              4

Stockholders' Equity:
Common Stock                                        2,160         2,160
Surplus                                             1,480         1,480
Retained Earnings                                   7,210         6,220
Treasury Stock                                       (447)         (447)
Total Stockholders' Equity                         10,403         9,413
Total Liabilities and Stockholders' Equity        $10,405        $9,417



STATEMENTS OF INCOME
for the years ended December 31, 2000 and 1999
($ in Thousands)
                                                     2000          1999
Income:
Dividend from Subsidiary                           $  475         $  450

Expenses:
Operating Expenses                                      9             11

Income before Equity in Undistributed
   Net Income of Subsidiary                           466            439

Equity in Undistributed Net Income of Subsidiary      672            773
Net Income before Income Taxes                      1,138          1,212

Applicable Income Tax Expense (Benefit)                (4)            (4)

Net Income                                        $ 1,142         $1,216



STATEMENTS OF CASH FLOWS
for the years ended December 31, 2000 and 1999
($ in Thousands)

                                                    2000           1999
Cash Flows From Operating Activities:
Net Income                                         $1,142         $1,216
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income
   of Subsidiary                                     (672)          (773)
Decrease in Other Assets                                2             24
(Decrease) in Income Tax Payable                       (2)           (24)
Net Cash Provided by Operating Activities             470            443

Cash Flows From Financing Activities:
Dividends Paid                                       (436)          (407)
Net Cash Used in Financing Activities                (436)          (407)

Increase in Cash                                       34             36

Cash - Beginning of Year                              449            413

Cash - End of Year                                  $ 483          $ 449













Zachary Bancshares, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2000, 1999, 1998, 1997 and 1996
($ in Thousands)

ASSETS
                              2000     1999     1998     1997     1996
Cash and
  Cash Equivalents         $ 2,809  $ 3,190  $ 4,517  $ 2,577  $ 3,766
Securities                  21,283   16,858   23,748   27,320   33,379
Loans                       61,380   60,287   51,513   45,370   36,440
Other Assets                 4,650    4,960    4,010    2,539    2,442
Total Assets               $90,122  $85,295  $83,788  $77,806  $76,027

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                   $79,267  $73,566  $74,450  $69,181  $68,169
Borrowed Funds                  -     2,000       -        -        -
Other Liabilities              452      316      435      410      246
Stockholders' Equity        10,403    9,413    8,903    8,215    7,612
  Total Liabilities and
Stockholders' Equity       $90,122  $85,295  $83,788  $77,806  $76,027

Selected Ratios:
Loans to Assets             68.11%   70.68%   61.48%   58.31%   47.93%
Loans to Deposits           77.43%   81.95%   69.19%   65.58%   53.45%
Deposits to Assets          87.96%   86.25%   88.86%   88.91%   89.66%
Equity to Assets            11.54%   11.04%   10.63%   10.56%   10.01%
Return on Avg Assets         1.31%    1.42%    1.29%    1.23%    1.11%
Return on Avg Equity        12.17%   13.79%   12.71%   11.71%   11.50%


CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 2000, 1999, 1998, 1997 and 1996
($ in Thousands except Per Share Data)

                                2000    1999    1998    1997    1996
Interest Income                $6,916  $6,431  $6,092  $5,472  $5,119
Interest Expense                2,563   2,282   2,325   2,148   2,126
Net Interest Income             4,353   4,149   3,767   3,324   2,993

Provision for Loan Losses         281     180     191      31      -
Net Interest Income after
 Provision for Loan Losses      4,072   3,969   3,576   3,293   2,993
Other Income                      822     954     665     658     601
Other Expenses                  3,157   3,055   2,657   2,555   2,362
Income before Income Taxes      1,737   1,868   1,584   1,396   1,232

Applicable Income Tax Expense     595     652     536     469     413
Net Income                     $1,142  $1,216  $1,048   $ 927  $  819

Per Share:
Net Income                      $5.90   $6.28   $5.41   $4.79   $4.23
Cash Dividends                  $2.25   $2.10   $1.90   $1.75   $1.65
Book Value - End of Year       $53.72  $48.61  $45.97  $42.42  $39.30



Zachary Bancshares, Inc. and Subsidiary
AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS for the years ended December 31, 2000 and 1999
($ in Thousands)

                                     2000                       1999
                                    Interest  Avg              Interest    Avg
                           Average Income Yield/ Average Income Yield/ Balance Expense Rate Balance Expense Rate
ASSETS
Interest Earning Deposits
  and Reserve Funds      $  3,023  $  185     6.11%    $5,053  $  246    4.88%

Securities: Taxable        15,385     998     6.49     17,111   1,033    6.03

Loans                      63,047   5,733     9.09     56,989   5,152    9.04
Total Earning Assets       81,455   6,916     8.49%    79,153   6,431    8.12%

Allowance for Loan Losses  (1,083)                       (915)

Nonearning Assets           7,016                        7,602

Total Assets              $87,388                      $85,840

LIABILITIES AND STOCKHOLDERS' EQUITY
FHLB Borrowings           $   973  $   63     6.46%   $   404  $   24    5.98%

Savings/NOW Accounts       21,317     623     2.92     21,406     577    2.70

Money Market  Accounts      2,672      52     1.95      3,617      72    1.99

Certificates of Deposit    33,576   1,825     5.43     32,173   1,609    5.00
Total Interest Bearing
  Liabilities              58,538   2,563     4.38%    57,600   2,282    3.96%

Demand Deposits            19,007                      18,907

Other Liabilities             456                         519

Stockholders' Equity        9,387                       8,814
Total Liabilities and
  Stockholders' Equity    $87,388                     $85,840

Net Interest Income                $4,353                      $4,149

Net Interest Income - Spread                  4.11%                      4.16%

Net Interest Income as a percent
   of Total Earning Assets                    5.34%                      5.24%










Zachary Bancshares, Inc. and Subsidiary
INTEREST DIFFERENTIAL
for the year ended December 31, 2000
($ in Thousands)

                                                   2000 Over 1999
                                             Change              Total
                                          Attributable To       Increase
                                         Volume       Rate     (Decrease)
Interest Earning Assets:
Reserve Funds Sold                       $ (99)       $ 38       $ (61)

Securities                                (105)         70         (35)

Loans                                      549          32         581

Total Interest Income                      345         140         485

Interest Bearing Liabilities:
Bank Borrowings                             34           5         39

Savings and NOW Accounts                    (2)         48         46

Insured Money Market Accounts              (19)         (1)       (20)

Certificates of Deposit                     71         145        216

Total Interest Expense                      84         197        281

Increase in Interest Differential         $261        $(57)      $204





























ZACHARY BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
for the quarter periods in the years ended December 31, 2000 and 1999
($ in Thousands)
                                 _____________________2000________________
                                   4th        3rd        2nd         1st
                                 Quarter    Quarter    Quarter    Quarter
Interest Income                  $1,782     $1,730     $1,703     $1,701
Interest Expense                    719        655        605        584
Net Interest Income               1,063      1,075      1,098      1,117

Provision for Loan Losses            76         76         70         59

Net Interest Income after
   Provision for Loan Losses        987        999      1,028      1,058
Other Income                        223        205        205        189
Other Expenses                      787        797        763        810
Income before Income Taxes          423        407        470        437

Applicable Income Tax Expense       150        137        160        148
Net Income                      $   273     $  270     $  310     $  289

Per Share:
   Net Income                   $  1.41    $  1.39     $ 1.60     $ 1.50
   Cash Dividends               $  1.15    $           $ 1.10     $    -

                                 ___________________1999________________
                                   4TH        3RD        2ND        1ST
                                 Quarter    Quarter    Quarter    Quarter
Interest Income                  $1,688     $1,642    $1,587      $1,514
Interest Expense                    599        576       563         544

Net Interest Income               1,089      1,066     1,024         970

Provision for Loan Losses            45         45        45          45

Net Interest Income after
   Provision for Loan Losses      1,044      1,021       979         925
Other Income                         72        561       166         155
Other Expenses                      796        765       727         767
Income before Income Taxes          320        817       418         313

Applicable Income Tax Expense       127        278       143         104

Net Income                       $  193     $  539    $  275      $  209

Per Share:
   Net Income                    $ 1.00     $ 2.78    $ 1.42      $ 1.08
   Cash Dividends                $ 1.10     $  -      $ 1.00      $    -










MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
($ in Thousands)

The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and liquidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's finan-cial position for the years 2000 and 1999. This information is a part of and should be read in conjunction with the financial statements and related notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL
The Company's and The Bank's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capital require-ments for 2000 and 1999 were 8.0%. Regulatory Leverage Ratio requirements were 4% for the same time period. The Ratios (below) include the effect of the unrealized gain or loss on securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                                  2000       1999

Total Capital to Risk Weighted Assets             18.36%     17.82%

Tier 1 Capital to Risk Weighted Assets            17.11%     16.57%

Tier 1 Leveraged Capital to Average Assets        11.08%     10.79%

Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December 31 are as follows:

($ in Thousands)                               Shareholder  Retention
                                       Income   Dividends    Ratio

     2000                              $1,142      $436       62%

     1999                              $1,216      $407       67%

The Company distributed to shareholders, cash dividends of $2.25 and $2.10 per share in 2000 and 1999, respectively.

LIQUIDITY
Liquidity management is the process that measures how The Bank's assets and liabilities maturities are structured so that it may fund loan commitments and meet deposit maturities and withdrawals in a timely and profitable way. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to ensure its ability to meet current and future requirements and believes that its current levels of liquidity are adequate to meet the Company's funding obligations.




RESULTS OF OPERATIONS

Overview
Zachary Bancshares, Inc.'s (ZBI) net income for 2000 was $1.1 million compared
to $1.2 million for 1999 or a 6% decrease.   In 1999 The Company benefited
from the gain on sale of its former headquarters to the City of Zachary in the amount of $381 thousand. ZBI's normal income stream is from core banking pro-ducts and services and it continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the unrealized gain or loss on securities discussed in Note C is included in the Stockholders' Equity data.

                                      Growth Trends
                               (Year to Year in $ and %)
                          2000 to 1999             1999 to 1998
Stockholders' Equity  $990 thousand or 10.5%   $511 thousand or 5.7%
Average Assets        $1.5 million or 1.8%     $4.4 million or 8.2%

Earnings Analysis
The Company's 2000 Net Interest Income increased 4.9% to $4.4 million at December 31, 2000 compared to $4.1 million at December 31, 1999.

Average earning assets were $81.5 million in 2000 compared to $79.2 million in 1999. The following table depicts The Company's average earning asset components in thousands of dollars and the respective percentage relationships.

($ in Thousands)                             2000              1999

Interest Earning Deposits              $ 3,023    4%     $ 5,053    6%
Securities                              15,385   19%      17,111   22%
Loans                                   63,047   77%      56,989   72%
Average Earning Assets                 $81,455  100%     $79,153  100%

This table indicates moderate growth in total average earning assets while showing that average loans increased 10.6% from 1999 to 2000. The majority of The Company's loans are secured by local, single family dwellings, with a fixed rate and five year balloon repricing terms.

Average interest bearing liabilities were $58.5 million in 2000 compared to $57.6 million in 1999. The following table depicts The Company's average interest bearing liability components and their respective percentage relationships.

($ in Thousands)                             2000              1999

Borrowed Funds                         $   973    2%     $   404    1%
Savings and NOW Accounts                21,317   36%      21,406   37%
Money Market Accounts                    2,672    5%       3,617    6%
Certificates                            33,576   57%      32,173   56%
Average Interest Bearing Liabilities   $58,538  100%     $57,600  100%

Emphasizing core deposit account products that fit the local community's needs continues to be the primary focus of The Company's marketing. Free checking for depositors 50 years or older and student checking accounts continue to be very successful examples of how The Company has adjusted its product mix to increase the checking customer base. In 2000 The Company began offering an internet banking product and a new tiered interest rate checking account which helped to maintain its competitiveness while still keeping its community bank flexibility and local control. The Company was also more aggressive in pricing its certificates and replaced public funds with individual deposits. The Company's net interest spread and margin are shown below. Net interest spread is the difference between the yield on earning assets and the cost of funding. Net interest margin is net interest income as a percent of average earning assets.

                                     2000                 1999

Net Interest Spread                  4.11%                4.16%
Net Interest Margin                  5.34%                5.24%

The Company's interest rate risk is measured quarterly in terms of its rate sensitivity ratio and reviewed by the board of directors and management. Interest rate risk represents the potential impact of interest rate changes on net income resulting from the timing differences at which assets and liabilities may be repriced as market rates change. The Company's rate sensitivity ratio (Cumulative Rate Sensitive Assets-Cumulative Rate Sensitive Liabilities/Total Earning Assets) on December 31, 2000 was -25.10 at the 12-month time horizon and -19.95% at the 24-month time horizon. The 12-month horizon GAP ratio indicates $20.9 million more liabilities will reprice than assets and the 24-month horizon ll reprice $16.6 million more liabilities than assets. Although this Gap analysis indicates The Company is liability-sensitive (interest-bearing liabilities exceed interest-bearing assets) up to one year, this may not be true in practice. The one-month deposit category includes NOW, money market and savings deposits, which have no specific maturities. These deposits totaling $22.9 million represent 37% of all interest bearing liabilities. The rates paid on these core deposits do not normally reprice in direct relationship to market interest rate changes.

The Company uses a computer simulation to predict the net interest margin change at various interest rate shifts. The December 31, 2000 results indicate The Company's net interest margin will change by less than 12.00% or $483 thousand if interest rates move up or down 3% at the 12-month horizon.

There were no sales of securities in 2000.  The Company sold Collateralized
Mortgage Obligations in 1999 resulting in a loss of $105 thousand.    These
securities were sold in 1999 to reposition the investment portfolio to earn more in the future and to offset the extraordinary gain on sale of its former main office premises.

Bank Premises and Equipment
Bank Premises and Equipment decreased $269 thousand to $3.9 million at December 31, 2000 from $4.2 million at December 31, 1999.

Allowance and Provision for Loan Losses
The Allowance for Loan Losses is the amount Management determines necessary to reduce loans to their estimated collectible amounts and to provide for future losses in certain loans, which are currently unidentified.









The provision for loan losses is the amount charged to current earnings, which are contributed to the allowance, maintaining the allowance at a level consistent with management's assessment. The following table reflects year end Allowance and Provision totals:

($ in Thousands)                              2000                 1999

Allowance for Losses                         $1,170                $965
Provision for Losses                            281                 180
Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance The Company's credit risks. Loans are reviewed monthly to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current allowance adequate to absorb potential losses.

Non-Performing Assets
Non-performing assets include non-accrual and impaired loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset ap-praised in excess of $40,000.

The following table represents non-performing and renegotiated assets at year-
end:
($ in Thousands                             2000                1999

Non-Accrual and Impaired Loans              $657                $223
Restructured Loans                            -                   -
Other Real Estate                             -                   --
Total                                       $657                $223

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
($ in Thousands                            2000               1999

                                          $2,237             $1,220

In 2000, The Company realized $151 thousand in gains on the sale of other real estate, similar 1999 sales resulted in $49 thousand in gains. Charge offs of Other Real Estate were $0 in 2000 and totaled $93 thousand in 1999.

Other Income
Total other income decreased 14% to $822 thousand at December 31, 2000 from $954 thousand at December 31, 1999. The 1999 results included the gain on sale of premises of $381 thousand as The Company sold its former headquarters to the City of Zachary after completing construction of a new facility. Other Income totals include service charges on deposit accounts which were $618 thousand for 2000 and $524 thousand for 1999. Other Operating Income includes fee income from investment sales which The Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.
Other Expense
Total other expenses increased $102 thousand to $3.2 million at December 31, 2000 from $3.1 million at December 31, 1999.

Salaries and employee benefits increased $157 thousand or 9.6% to $1.8 million at December 31, 2000 compared to $1.6 million at December 31, 1999. Salary increases, new hires, and increased hospitalization insurance and retirement expenses all contributed to this increase.

Occupancy expense increased $75 thousand or 46% from $163 thousand at December 31, 1999 to $238 thousand at December 31, 2000. 1999 results included only six months of depreciation and other operating expenses related to The Company's new main office facility, while 2000 had twelve months of those same expenses.

Equipment expense increased 10.2% to $400 thousand at December 31, 2000 from $363 thousand at December 31, 1999.

Net other real estate expense consisted of net charge offs of $45 thousand at December 31, 1999 while 2000 offered a benefit of $148 thousand due to gains on sale of other real estate.

Income Tax
The Company's income was fully taxable in both 2000 and 1999 and expects to remain so in 2001.

Year 2000 Recap
The various Y2K emergency plans in place at December 31, 1999 were not necessary as The Company successfully transitioned through the December 31, 1999 end of year processing with all of its Y2K ramifications without any incident or problem.

The Company plans to use those procedures and practices developed during the period prior to Y2K as ongoing procedures in the event of natural disasters or other emergencies so that business could be conducted as needed in these circumstances.






















ZACHARY BANCSHARES, INC.
OFFICERS

Harry S. Morris, Jr.
President & C.E.O.

Winston E. Canning
Secretary

J. Larry Bellard
Treasurer


ZACHARY BANCSHARES, INC.
AND BANK OF ZACHARY
DIRECTORS

Russell Bankston
Chairman of the Board

Rodney S. Johnson
Vice Chairman

Hardee M. Brian
Winston E. Canning
Howard L. Martin, M.D.
Albert C. Mills, III,
Ph.D
Harry S. Morris, Jr.

Director Emeritus

A.C. Mills, Jr.
Leonard F. Aguillard

STOCK INFORMATION

The Company's stock is
not listed on any
security exchange.
Therefore, Zachary
Bancshares, Inc. does
not have any exchange
data that provides high
and low stock prices.

Cash dividends of $2.25
per share were paid in
2000 and $2.10 in 1999.








BANK OF ZACHARY
OFFICERS

Harry S. Morris, Jr.
President & C.E.O.

Winston E. Canning
Executive Vice
President

J. Larry Bellard
Vice President and
Cashier

Judy W. Andrews
Vice President

Warren Couvillion
Vice President

Preston L. Kennedy
Vice President

Kathleen Parker
Vice President

Kelley W. Sharp
Vice President

Ethel Womack
Vice President

Loretta Barber
Account Services
Supervisor

Cindy Chaisson
Administrative
Assistant

Fonda Funderburk
Administrative
Assistant

Laura Steen
Operations Officer

Sandra Thornton
Information Systems
Officer

Melinda White
Note Supervisor
And Compliance Officer

Sandra Worthy
Operations Officer







BANK LOCATIONS

Main Office
4743 Main Street
Zachary, LA

Plaza Branch
2110 Church Street
Zachary, LA

Central Branch
13444 Hooper Road
Baton Rouge, LA

INFORMATION

Request for additional
information
or copies of Form 10KSB
filed with the Securities
and Exchange Commission in
Washington, D.C. should be
directed to:

Treasurer
Zachary Bancshares, Inc.
Post Office Box 497
Zachary, LA 70791-0497


TRANSFER AGENT
& REGISTRAR

Bank of Zachary
Post Office Box 497
Zachary, LA 70791-0497


INDEPENDENT ACCOUNTANTS

Hannis T. Bourgeois, LLP
Certified Public Accountants
2322 Tremont Dr., Suite 200
Baton Rouge, LA 70809









1