Form 10KSB, Exhibit 13
period 2001-12-31
ZACHARY BANCSHARES INC
filed 2002-03-20
CIK 740875

ZACHARY BANCSHARES, INC. AND SUBSIDIARY



TABLE OF CONTENTS
   President's Message                                                        2
   Independent Auditor's Report                                               3
   Financial Statements:
      Consolidated Balance Sheets
         December 31, 2001 and 2000                                           4
      Consolidated Statements of Income
         for the years ended December 31, 2001 and 2000                       5
      Consolidated Statements of Changes in Stockholders'
         Equity for the years ended December 31, 2001 and 2000                6
      Consolidated Statements of Cash Flows for the
         years ended December 31, 2001 and 2000                             7-8
      Notes to Consolidated Financial Statements
         December 31, 2001 and 2000                                         9-23
      Condensed Consolidated Balance Sheets
         December 31, 2001, 2000, 1999, 1998, and 1997                       24
      Condensed Consolidated Statements of Income
         for the years ended December 31, 2001, 2000, 1999, 1998, and 1997   24
      Average Balance Sheets and Interest Rate Analysis
         for the years ended December 31, 2001 and 2000                      25
      Interest Differential for the year ended December 31, 2001             26
      Condensed Consolidated Statements of Income
         for the quarter periods in the years ended
         December 31, 2001 and 2000                                          27
   Management's Discussion and Analysis                                    28-32
   Officers                                                                  33
   Board of Directors                                                        33
   Bank Locations                                                            33

























ZACHARY BANCSHARES, INC.



March 21, 2002



Dear Shareholders:

Zachary Bancshares, Inc. had income of $1,221,000 in 2001 as compared to $1,142,000 in 2000. Our Board of Directors paid a cash dividend of $2.40 per share in 2001 as compared to $2.25 per share in 2000 and our 2001 return on average equity was 11.61%.

The Bank's total assets increased from $90,122,000 as of December 31, 2000 to $96,714,000 as of December 31, 2001. Total deposits increased from $79,267,000 in 2000 to $85,074,000 in 2001.

Zachary has finally received approval to set up its own school system by the fall of 2003. This should be a tremendous boost to our economy in that it will attract people who want to live in a community with a stable and quality public school system while still enjoying the benefits of living near Baton Rouge.

Beaver Creek Golf Course and the Copper Mill Golf Club are due to open in 2002. Each golf course will have residential lots surrounding them and should attract new people to our community. The increase in population will in turn attract more commercial businesses to Zachary. All of this growth should help the Bank in the form of new deposits and loans.

During 2002, the Bank will install the Intercept computer software system. This is a superior system to what we have now and will provide many new enhancements. The new teller system includes excellent controls and audit trails, while providing more decision making data for the tellers, and improved customer service capabilities. Our statement imaging equipment will allow us to mail images rather than physical checks in our customer's statements. This will reduce our postage expense and processing time. The statement imaging system also allows more bank personnel to view a customer's transactions at their work stations and help them with their banking needs. Our loans can be processed much faster because the new system interfaces into the loan system and fills customer information in the loan documents. These are just a few of what our new capabilities will be, as we implement this new system.

I would like to thank our Directors, Officers and Employees for their efforts in making 2001 another good year and to you our shareholders for your continued support.
                                          Sincerely



                                          Harry S. Morris, Jr.
                                          President




REPORT OF INDEPENDENT AUDITOR
HANNIS T. BOURGEOIS,  LLP
CERTIFIED PUBLIC ACCOUNTANTS
2322 TREMONT DRIVE, SUITE 200
BATON ROUGE, LA 70809

January 09, 2002

To the Shareholders
and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of The Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                              Respectfully submitted,



















Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000
($ in Thousands)

ASSETS
                                                    2001           2000
Cash and Due from Banks                           $ 2,719        $ 2,785
Interest Bearing Deposits in Other Institutions        33             24
Reserve Funds Sold                                    925          6,950
Securities Available for Sale (Amortized
  Cost of $31,025 and $14,346)                     31,249         14,333

Loans                                              58,720         62,550
Less: Allowance for Loan Losses                    (1,297)        (1,170)
                                                   57,423         61,380
Bank Premises and Equipment                         3,557          3,888
Other Real Estate                                      28            -
Accrued Interest Receivable                           602            548
Other Assets                                          178            214

Total Assets                                      $96,714        $90,122


LIABILITIES
Deposits
Noninterest Bearing                               $18,370        $17,420
Interest Bearing                                   66,704         61,847
                                                   85,074         79,267
Accrued Interest Payable                              207            258
Other Liabilities                                     116            194
Total Liabilities                                  85,397         79,719

STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
   authorized 2,000,000 shares;
   issued 216,000 shares                            2,160          2,160
Surplus                                             1,480          1,480
Retained Earnings                                   7,976          7,219
Accumulated Other Comprehensive Income (Loss)         148             (9)
Treasury Stock - 22,333 Shares, at Cost              (447)          (447)
Total Stockholders' Equity                         11,317         10,403

Total Liabilities and Stockholders' Equity        $96,714        $90,122










The accompanying notes are an integral part of these financial statements


Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
for the years ended December 31, 2001 and 2000
($ in Thousands except per share data)
                                                           2001           2000
Interest Income:
   Interest and Fees on Loans                             $5,402         $5,691
   Interest on Securities                                  1,174            998
   Other Interest Income                                     301            185
Total Interest Income                                      6,877          6,874
Interest Expense:
   Interest Expense on Deposits                            2,665          2,500
   Interest Expense on Borrowings                             -              63
Total Interest Expense                                     2,665          2,563

Net Interest Income                                        4,212          4,311

Provision for Loan Losses                                    271            281
Net Interest Income after
   Provision for Loan Losses                               3,941          4,030

Other Income:
   Service Charges on Deposit Accounts                       656            618
   Gain on Sales of Premises & Equipment                      -               1
   Gain on Sale/Call of Securities                            34             -
   Other Operating Income                                    413            245

Total Other Income                                         1,103            864
Income before Other Expenses                               5,044          4,894

Other Expenses:
   Salaries and Employee Benefits                          1,799          1,800
   Occupancy Expense                                         244            238
   Equipment Expense                                         461            400
   Net Other Real Estate Expense                            (220)          (148)
   Other Operating Expenses                                  908            867

Total Other Expenses                                       3,192          3,157
Income before Income Taxes                                 1,852          1,737
Applicable Income Tax                                        631            595
Net Income                                                $1,221        $ 1,142

Per Share:
Net Income                                              $   6.30        $  5.90

Cash Dividends                                          $   2.40        $  2.25








The accompanying notes are an integral part of these financial statements.


Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 2001 and 2000
($ in Thousands)

                                            ACCUMULATED
                                               OTHER                TOTAL
                   COMMON          RETAINED COMPREHENSIVE TREASURY STKHOLDER
                   STOCK   SURPLUS EARNINGS INCOME (LOSS)  STOCK    EQUITY
Balances,
January 1, 2000    $2,160 $1,480    $6,513    $(293)      $(447)   $ 9,413

Comprehensive Income:
  Net Income                         1,142                           1,142
  Change in Unrealized
    Gain (Loss) on Securities
    Available for Sale                          284                    284
  Less:  Reclassification
    Adjustment                                   -                      -
Total Comprehensive
     Income                                                          1,426

Cash Dividends                        (436)                           (436)
Balances,
December 31, 2000  $2,160 $1,480    $7,219    $  (9)      $(447)   $10,403


Comprehensive Income:
  Net Income                         1,221                           1,221
  Change in Unrealized
    Gain (Loss) on Securities
    Available for Sale                          191                    191
  Less: Reclassification
    Adjustment                                  (34)                   (34)
Total Comprehensive
     Income                                                          1,378
Cash Dividend                        (464)                            (464)
Balances,
December 31, 2001  $2,160 $1,480    $7,976     $148       $(447)   $11,317















The accompanying notes are an integral part of these financial statements.


Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2001 and 2000
($ in Thousands)


                                                          2001       2000
Cash Flows From Operating Activities:
   Net Income                                            $1,221     $1,142
   Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Deferred Tax Benefit                                  (31)       (34)
      Provision for Loan Losses                             271        281
      Provision for Depreciation and Amortization           389        328
      Stock Dividends on FHLBank Stock                      (16)       (34)
      Net Amortization (Accretion ) of Securities             6        (23)
      Gain on Sale of Other Real Estate                    (221)      (151)
      Gain on Sales of Bank Premises & Equipment             -          (1)
      Gain on Sale/Call of Securities                       (34)        -
      (Increase) in Accrued Int Receivable                  (54)       (46)
      (Increase) in Other Assets                            (12)       (25)
      Increase (Decrease) in Accrued Int Payable            (51)        64
      Increase (Decrease) in Other Liabilities              (79)        73
Net Cash Provided by Operating Activities                 1,389      1,574

Cash Flows From Investing Activities:
      Net (Increase) Decrease in Reserve Funds Sold       6,025     (5,525)
      Purchases of Securities Available for Sale        (25,860)      (969)
      Maturities or Calls of Securities
         Available for Sale                               7,500      1,500
      Principal Payments on Mortgage Backed Securities    1,726      1,055
      Net Decrease (Increase) in Loans                    3,658     (1,374)
      Purchases of Premises and Equipment                   (59)       (59)
      Proceeds from Sales of Other Real Estate              221        151
      Proceeds from Sale of Bank Premises & Equipment        -           1
Net Cash Used in Investing Activities                    (6,789)    (5,220)



















(CONTINUED)

Zachary Bancshares, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
(CONTINUED)
for the years ended December 31, 2001 and 2000
($ in Thousands)
                                                          2001       2000
Cash Flows From Financing Activities:
      (Decrease) in Borrowed Funds                          -       (2,000)
      Net Increase (Decrease) in Demand Deposits,
         NOW Accounts and Savings Accounts               1,869      (1,890)
      Net Increase (Decrease) in
         Certificates of Deposit                         3,938       7,591
      Cash Dividends                                      (464)       (436)
Net Cash Provided by Financing Activities                5,343       3,265

      Net(Decrease) in Cash and Cash Equivalents           (57)       (381)

      Cash and Cash Equivalents -
         Beginning of Year                                2,809      3,190

      Cash and Cash Equivalents -
         End of Year                                     $2,752     $2,809

Supplemental Disclosures of Cash Flow Information:

      Noncash Investing Activities:

         Change in Unrealized Gain or (Loss)
           on Securities Available for Sale              $  238     $  429

         Change in Deferred Tax Effect on
           Unrealized Gain or (Loss) on Securities
           Available for Sale                            $   81     $  146

         Other Real Estate Acquired in
           Settlement of Loans                           $   28     $  -

      Cash Payments for:
         Interest Paid on Deposits                       $2,716     $2,437

         Income Tax Payments                            $   637    $   626













The accompanying notes are an integral part of these financial statements.


Zachary Bancshares, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

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

Securities
Securities classified as held to maturity are those debt securities The Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 2001 or 2000.

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

Earnings per Common Share
Basic EPS is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2001, The Company had no convertible shares or other contracts to issue common stock. The weighted average number of shares of common stock used to calculate basic EPS was 193,667 for the years ended December 31, 2001 and 2000, respectively.

Statements of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents includes cash due from banks, and interest bearing deposits in other institutions.

Comprehensive Income
Components of comprehensive income are revenues, expenses, gains and losses that under GAAP are included in comprehensive income but excluded from net income. The components of comprehensive income are disclosed in the Statements of Changes in Stockholders' Equity for all periods presented.

Note B - Cash and Due from Banks
The Bank is required by federal law to maintain cash reserve balances. The average cash reserve balance required for 2001 and 2000 was $718 thousand and $685 thousand, respectively.

Note C - Securities
Amortized costs and fair values of securities available for sale at December 31, 2001 and 2000 are summarized as follows:
($ in Thousands)
                                               2001
                                         GROSS        GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
                             COST        GAINS        LOSSES    VALUE
U.S. Government
     Agency Securities    $16,134        $ 260        $ (78)   $16,314
Mortgage-Backed Securities 14,228          112          (70)    14,270
Equity Securities             663           -            -         663

     Total                $31,025        $ 372        $(148)   $31,249


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

The amortized cost and fair values of securities available for sale as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                      AMORTIZED          FAIR
($ in Thousands)                         COST            VALUE

After One but within Five Years        $ 1,498           $ 1,566
After Five but within Ten Years          5,642             5,735
After Ten Years                          8,994             9,015
                                       $16,134           $16,316

Securities available for sale with a fair value of $9.6 million and $10.3 million at December 31, 2001 and 2000, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

The Bank has invested in Federal Home Loan Bank and First National Bankers Bancshares Stock, which are included in Equity Securities and reflected at cost in these financial statements. The Bank is required to hold FHLB stock in order to have access to the funding products offered by the FHLB. The cost of these securities approximates fair value at December 31, 2001 and 2000.

Gross realized gains from the sale or call of securities for the years ended December
31, 2001 and 2000 are as follows:

($ in Thousands)                          2001            2000

Realized Gains                            $ 34            $ -
                                          $ 34            $ -

Note D - Loans
An analysis of the loan portfolio at December 31, 2001 and 2000,is as follows:

                                      2001     % of         2000         % of
($ in Thousands)                    Balances  Loans       Balances      Loans

Real Estate Loans  - Mortgage       $32,973   56.16%       $34,882      55.77%
Real Estate Loans - Construction      4,301    7.32          4,791       7.66
Commercial and Industrial Loans      16,260   27.69         18,254      29.18
Loans to Farmers                         18     .03             26        .04
Loans to Individuals                  4,867    8.29          4,341       6.94
All Other Loans                         301     .51            256        .41
Total Loans                         $58,720  100.00%       $62,550     100.00%

Impaired loans having recorded investments of $1,249 thousand at December 31, 2001 have been recognized in conformity with SFAS Statement No. 114 as amended by SFAS No. 118. Impaired loans at December 31, 2000 were $656 thousand. The allowance for loan losses related to these loans amounted to $399 thousand at December 31, 2001 and $131 thousand at December 31, 2000. Interest recognized on impaired loans totaled $9 thousand and $26 thousand for the years ended December 31, 2001 and 2000, respectively. All non-accrual loans were considered impaired at December 31, 2001 and 2000.








The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. An analysis of the aggregate of these loans for December 31, 2001 and 2000 are as follows:

   ($ in Thousands)                     2001        2000

Balance - Beginning of Year             $616        $499
New Loans                                 70         661
Repayments                              (120)       (544)
Balance - End of Year                   $566        $616

Note E - Allowance for Loan Losses
Following is a summary of the activity in the allowance for loan losses:
($ in Thousands)                        2001        2000

Balance - Beginning of Year           $1,170       $ 965
Current Provision from Income            271         281
Recoveries of Amounts
   Previously Charged Off                 18          26
Amounts Charged Off                     (162)      ( 102)
Balance - End of Year                 $1,297      $1,170

Ratio of Allowance for Loan Losses
  To Impaired Loans at End of Year    103.84%     178.18%

Ratio of Allowance for Loan Losses to
  Loans Outstanding at End of Year      2.21%       1.87%

Ratio of Net Loans Charged Off to Average
  Loans Outstanding for the year         .24%        .12%

Note F - Bank Premises and Equipment
Bank premises and equipment costs and the related accumulated depreciation at December 31, 2001 and 2000, are as follows:

$ in Thousands)                  ASSET          ACCUMULATED
                                 COST           DEPRECIATION           NET
December 31, 2001:
Land                             $   400            $   -            $  400
Bank Premises                      3,007              316             2,691
Furniture and Equipment            2,097            1,631               466
                                  $5,504           $1,947            $3,557
December 31, 2000:
Land                              $  400           $   -             $  400
Bank Premises                      2,965              240             2,725
Furniture and Equipment            2,081            1,318               763
                                  $5,446           $1,558            $3,888
The provision for depreciation charged to operating expenses was $389 thousand and $328 thousand respectively, for the years ended December 31, 2001 and 2000.







Note G - Deposits
Following is a detail of deposits as of December 31, 2001 and 2000:
($ in Thousands)                              2001           2000

Noninterest Bearing Accounts                $18,370        $17,420
NOW and Super NOW Accounts                   10,789         12,447
Money Market Accounts                         2,494          2,183
Savings Accounts                             10,529          8,263
Certificates of Deposit Over $100,000        19,609         17,656
Certificates of Deposit                      23,283         21,298
                                            $85,074        $79,267

Following is a detail of certificate of deposit maturities as of December 31, 2001:
($ in Thousands)

     December 31, 2002                     $37,389
     December 31, 2003                       3,356
     December 31, 2004                       1,099
     December 31, 2005                         640
     December 31, 2006 & After                 408

     Total Certificates of Deposit         $42,892

Interest expense on certificates of deposit over $100 thousand for the years ended December 31, 2001 and 2000, amounted to $989 thousand and $879 thousand, respectively.

Public fund deposits at December 31, 2001 and 2000, were $7.2 million and $8.6 million, respectively.

Note H - Stockholders' Equity and Regulatory Matters
Stockholders' Equity of The Company includes the undistributed earnings of The Bank. The Company pays dividends from its assets, which are provided primarily by dividends from The Bank. Dividends are payable only out of retained earnings and current earnings of The Company.

Certain restrictions exist regarding the ability of The Bank to transfer funds to The Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 2002, The Bank had retained earnings of $8.5 million of which $1.4 million was available for distribution without prior regulatory approval.

The Company and The Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on both The Company's and The Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, The Company and The Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to Bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require The Company and The Bank to maintain minimum amounts and ratios. As detailed below, as of December 31, 2001 and 2000, The Company and The Bank met all of the capital requirements to which they are subject. As of December 31, 2001 and 2000, The Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

Following is a summary of capital ratios of The Bank at December 31, 2001 and 2000. The ratios presented for The Bank do not differ from ratios for The Company (consolidated) at December 31, 2001 and 2000.

                                                                 TO BE WELL
                                                              CAPITALIZED UNDER
                             ACTUAL     REQUIRED FOR CAPITAL  PROMPT CORRECTIVE
                             RATIOS     ADEQUACY PURPOSES     ACTION PROVISIONS
As of December 31, 2001:

Total Capital
(to Risk-Weighted Assets)     20.63%         8.00%             10.00%

Tier I Capital
(to Risk-Weighted Assets)     19.37%         4.00%              6.00%

Tier I Leveraged Capital
(to Average Assets)           10.96%         4.00%              5.00%




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

Under current regulations, the amount The Bank may loan to its Parent may not exceed 10% of The Bank's capital and surplus. There were no loans outstanding at December 31, 2001 and 2000.

Note I - Employee Benefit Plans
The Bank has two plans which provide employee retirement benefits. The Bank has a defined contribution Profit Sharing 401K Plan Trust and a Money Purchase
Retirement Plan.   Each year the Board of Directors of The Bank determines the total contribution to the plans.


The provisions of the Profit Sharing 401K Plan include two components, the 401K component and the Profit Sharing component. The 401K component allows eligible employees to voluntarily contribute 1% to 15% of gross regular pay to the plan. The Bank matched one half of the employee's contribution to the first of 7% of gross regular pay in 2001 and 2000. The Profit Sharing component receives an optional allocation determined by the Board of Directors.

Under the provisions of the Money Purchase Retirement Plan, The Bank makes a contribution of 3.50% of pay for each eligible employee. No contribution is required by eligible participants of the plan.

The contributions charged to retirement expense for the plans in 2001 and 2000 are shown below:
($ in Thousands)                              2001        2000

     401K Bank Match                          $ 37        $ 33
     Profit Sharing Contribution                27          30
     Money Purchase Plan Contribution           42          38
          Total Retirement Expense            $106        $101

Note J - Other Operating Expenses
An analysis of Other Operating Expenses for the years ended December 31, 2001 and 2000, is as follows:
($ in  Thousaands)                            2001        2000

     Data Processing                          $134        $106
     Computer and Office Expenses              163         156
     Professional Fees                         209         180
     State Tax on Equity                       101         111
     Other                                     301         314
          Total Other Operating Expenses      $908        $867

Note K - Income Tax
The total provision for income taxes charged to income amounted to $631 thousand and $595 thousand for 2001 and 2000, respectively. The provisions represent effective tax rates of 34% in 2001 and 2000.

Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.

($ in Thousands)                              2001        2000

Income Taxes Based on Statutory
    Rate - 34% in 2001 and 2000               $629        $591
Other - Net                                      2           4
Total                                         $631        $595

The components of consolidated income tax expense are:
                                              2001        2000

Provision for Current Taxes                   $662        $729
(Credit)for Deferred Taxes                     (31)        (34)
                                              $631        $595

A deferred income tax asset of $44 thousand and $94 thousand is included in other assets at December 31, 2001 and 2000, respectively.

The deferred tax provision (credit) consists of the following timing differences:
($ in Thousands)                                    2001       2000
Accumulated Depreciation for Tax Reporting
    in Excess of Amount for Financial Reporting     $(31)      $ 10

Provision for Loan Losses for Financial
    reporting in Excess of Amount for Tax            (39)       (74)

Accretion Income for Tax Reporting in
    Excess of Financial Reporting                    (10)         9

Hospitalization Expense for Financial Reporting
    in Excess of Amount for Tax Reporting             29          2

Write Down of Other Real Estate for Financial
    reporting purposes in  Excess of amount of
    tax reporting purposes                            13          9

FHLB Dividends for financial reporting
    purposes in Excess of the amount for
    tax reporting purposes                             7         10
                                                    $(31)      $(34)

The net deferred tax asset consists of the following components at December 31, 2001 and 2000:
($ in Thousands)                                    2001       2000

Depreciation                                        $(44)      $(75)
Provision for Loan Losses                            188        149
Accretion Income                                      (2)       (12)
Self-Insured Hospitalization Plan                     -          29
Write Down of Other Real Estate                        7         20
FHLB Stock Dividends                                 (29)       (22)
Unrealized (Gain) Loss on Securities
    Available for Sale                               (76)         5
Total Deferred Tax Asset                            $ 44       $ 94

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

In the normal course of business The Bank has made commitments to extend credit of $7.4 million as of December 31, 2001. Commitments as of December 31, 2001 include unfunded loan commitments aggregating $7.2 million and letters of credit of $159 thousand.


The Bank maintains two open lines of credit to assist in the management of short-term liquidity. The first is with its correspondent bank, First National Bankers Bank and totals $2.5 million. The second is with the Federal Home Loan Bank of Dallas and has approximately $8.0 million available at December 31, 2001. If funded, this line would be secured by investments in FHLB Capital Stock and certain loans qualifying as collateral. Qualifying loans totaled approximately $33 million at December 31, 2001. There were no funds drawn on either of these two lines of credit at December 31, 2001 or 2000.

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




















The estimated approximate fair values of The Bank's financial instruments as of December 31, 2001 and 2000 are as follows:

                                                        2001
                                           CARRYING            FAIR
                                            AMOUNT             VALUE
Financial Assets:
   Cash and Short-Term Investments         $ 3,677            $ 3,677
   Securities                               31,249             31,249
   Loans-Net                                57,423             56,368
                                           $92,349            $91,294

Financial Liabilities:
   Deposits                                $85,074            $82,728


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













Note P - Financial Information - Parent Company Only
The financial statements for Zachary Bancshares, Inc. (Parent Company) are presented below:

BALANCE SHEETS
December 31, 2001 and 2000
($ in Thousands)

                                                     2001           2000
Assets:
Cash                                              $   488        $   483
Investment in Subsidiary                           10,829          9,920
Other Assets                                           -               2
Total Assets                                      $11,317        $10,405

Liabilities:
Income Tax Payable                                     -               2
Total Liabilities                                      -               2

Stockholders' Equity:
Common Stock                                        2,160         2,160
Surplus                                             1,480         1,480
Retained Earnings                                   8,124         7,210
Treasury Stock                                       (447)         (447)
Total Stockholders' Equity                         11,317        10,403
Total Liabilities and Stockholders' Equity        $11,317       $10,405


STATEMENTS OF INCOME
for the years ended December 31, 2001 and 2000
($ in Thousands)
                                                     2001          2000
Income:
Dividend from Subsidiary                           $  480         $ 475

Expenses:
Operating Expenses                                     13             9

Income before Equity in Undistributed
   Net Income of Subsidiary                           467           466

Equity in Undistributed Net Income of Subsidiary      751           672

Net Income before Income Taxes                      1,218         1,138

Applicable Income Tax Expense (Benefit)                (3)           (4)

Net Income                                        $ 1,221        $1,142









STATEMENTS OF CASH FLOWS
for the years ended December 31, 2001 and 2000
($ in Thousands)

                                                    2001           2000
Cash Flows From Operating Activities:
Net Income                                         $1,221         $1,142
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income
   of Subsidiary                                     (751)          (672)
Decrease in Other Assets                                2              2
(Decrease) in Income Tax Payable                       (2)            (2)
Net Cash Provided by Operating Activities             470            470

Cash Flows From Financing Activities:
Dividends Paid                                       (465)          (436)
Net Cash Used in Financing Activities                (465)          (436)

Increase in Cash                                        5             34

Cash - Beginning of Year                              483            449

Cash - End of Year                                  $ 488          $ 483

































Zachary Bancshares, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2001, 2000, 1999, 1998, and 1997
          ($ in Thousands)

ASSETS
                              2001     2000     1999     1998     1997
Cash and
  Cash Equivalents         $ 2,752  $ 2,809  $ 3,190  $ 4,517  $ 2,577
Securities                  32,174   21,283   16,858   23,748   27,320
Loans                       57,423   61,380   60,287   51,513   45,370
Other Assets                 4,365    4,650    4,960    4,010    2,539
Total Assets               $96,714  $90,122  $85,295  $83,788  $77,806

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                   $85,074  $79,267  $73,566  $74,450  $69,181
Borrowed Funds                  -        -     2,000       -        -
Other Liabilities              323      452      316      435      410
Stockholders' Equity        11,317   10,403    9,413    8,903    8,215
  Total Liabilities and
Stockholders' Equity       $96,714  $90,122  $85,295  $83,788  $77,806
Selected Ratios:
Loans to Assets              59.37%   68.11%   70.68%   61.48%   58.31%
Loans to Deposits            67.50%   77.43%   81.95%   69.19%   65.58%
Deposits to Assets           87.96%   87.96%   86.25%   88.86%   88.91%
Equity to Assets             11.70%   11.54%   11.04%   10.63%   10.56%
Return on Avg Assets          1.30%    1.31%    1.42%    1.29%    1.23%
Return on Avg Equity         11.61%   12.17%   13.79%   12.71%   11.71%


CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 2001, 2000, 1999, 1998, and 1997
($ in Thousands except Per Share Data)

                              2001     2000     1999     1998     1997
Interest Income             $6,877   $6,874   $6,431   $6,092   $5,472
Interest Expense             2,665    2,563    2,282    2,325    2,148
Net Interest Income          4,212    4,311    4,149    3,767    3,324
Provision for Loan Losses      271      281      180      191       31
Net Interest Income after
 Provision for Loan Losses   3,941    4,030    3,969    3,576    3,293
Other Income                 1,103      864      954      665      658
Other Expenses               3,192    3,157    3,055    2,657    2,555
Income before Income Taxes   1,852    1,737    1,868    1,584    1,396

Applicable Income Tax Expense  631      595      652      536      469
Net Income                  $1,221   $1,142   $1,216   $1,048    $ 927

Per Share:
Net Income                  $ 6.30    $5.90    $6.28    $5.41    $4.79
Cash Dividends              $ 2.40    $2.25    $2.10    $1.90    $1.75
Book Value - End of Year    $58.44   $53.72   $48.61   $45.97   $42.42




Zachary Bancshares, Inc. and Subsidiary
AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS for the years ended December 31, 2001 and 2000
($ in Thousands)

                                     2001                       2000
                                    Interest  Avg              Interest    Avg
                           Average   Income  Yield/   Average  Income   Yield/
                           Balance   Expense  Rate     Balance  Expense   Rate
ASSETS
Interest Earning Deposits
  and Reserve Funds       $ 7,511  $  301     4.01%  $  3,023  $  185    6.11%
Securities: Taxable        19,335   1,174     6.07     15,385     998    6.49
Loans                      60,849   5,402     8.88     63,047   5,733    9.09
Total Earning Assets       87,695   6,877     7.84     81,455   6,916    8.49%

Allowance for Loan Losses  (1,251)                     (1,083)
Nonearning Assets           7,568                       7,016

Total Assets              $94,012                     $87,388

LIABILITIES AND STOCKHOLDERS' EQUITY

FHLB Borrowings           $   -    $  -         - %   $   973  $   63    6.46%
Savings/NOW Accounts       20,739    464      2.24     21,317     623    2.92
Money Market  Accounts      1,973     38      1.92      2,672      52    1.95
Certificates of Deposit    40,666   2,163     5.32     33,576   1,825    5.43
Total Interest Bearing
  Liabilities              63,378   2,665     4.20%    58,538   2,563    4.38%

Demand Deposits            19,365                      19,007
Other Liabilities             750                         456
Stockholders' Equity       10,519                       9,387
Total Liabilities and
  Stockholders' Equity    $94,012                     $87,388

Net Interest Income                $4,212                      $4,311

Net Interest Income - Spread                  3.64%                      4.06%

Net Interest Income as a percent
   of Total Earning Assets                    4.80%                      5.29%















Zachary Bancshares, Inc. and Subsidiary
INTEREST DIFFERENTIAL
for the year ended December 31, 2001
($ in Thousands)

                                                   2001 Over 2000
                                             Change              Total
                                          Attributable To       Increase
                                         Volume       Rate     (Decrease)
Interest Earning Assets:
Reserve Funds Sold                       $ 274       $(158)      $ 116
Securities                                 257         (81)        176
Loans                                     (198)        (91)       (289)
Total Interest Income                      333        (330)          3

Interest Bearing Liabilities:
Bank Borrowings                            (63)         -          (63)
Savings and NOW Accounts                   (16)       (142)       (158)
Insured Money Market Accounts              (14)         (1)        (15)
Certificates of Deposit                    384         (46)        338
Total Interest Expense                     291        (189)        102

Increase (Decrease)in Interest
Differential                             $  42       $(141)      $ (99)


































ZACHARY BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
for the quarter periods in the years ended December 31, 2001 and 2000
($ in Thousands) except per share data
                                 _____________________2001________________
                                   4th        3rd        2nd         1st
                                 Quarter    Quarter    Quarter    Quarter
Interest Income                  $1,686     $1,720     $1,734     $1,737
Interest Expense                    585        667        704        709
Net Interest Income               1,101      1,053      1,030      1,028

Provision for Loan Losses            91         61         60         59

Net Interest Income after
   Provision for Loan Losses      1,010        992        970        969
Other Income                        295        372        223        213
Other Expenses                      815        716        854        807
Income before Income Taxes          490        648        339        375

Applicable Income Tax Expense       167        220        118        126
Net Income                      $   323     $  428     $  221     $  249

Per Share:
   Net Income                   $  1.66    $  2.21     $ 1.14     $ 1.29
   Cash Dividends               $  1.25    $    -      $ 1.15     $   -

                                 ___________________2000________________
                                   4TH        3RD        2ND        1ST
                                 Quarter    Quarter    Quarter    Quarter
Interest Income                  $1,740     $1,730     $1,703     $1,701
Interest Expense                    719        655        605        584
Net Interest Income               1,021      1,075      1,098      1,117

Provision for Loan Losses            76         76         70         59

Net Interest Income after
   Provision for Loan Losses        945        999      1,028      1,058
Other Income                        265        205        205        189
Other Expenses                      787        797        763        810
Income before Income Taxes          423        407        470        437

Applicable Income Tax Expense       150        137        160        148
Net Income                      $   273     $  270     $  310     $  289

Per Share:
   Net Income                   $  1.41    $  1.39     $ 1.60     $ 1.50
   Cash Dividends               $  1.15    $    -      $ 1.10     $   -










MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
($ in Thousands)

The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and liquidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's finan-cial position for the years 2001 and 2000. This information is a part of and should be read in conjunction with the financial statements and related notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL
The Company's and The Bank's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capital require-ments for 2001 and 2000 were 8.0%. Regulatory Leverage Ratio requirements were 4% for the same time period. The Ratios (below) include the effect of the unrealized gain or loss on securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                                  2001       2000

Total Capital to Risk Weighted Assets             20.63%     18.36%
Tier 1 Capital to Risk Weighted Assets            19.37%     17.11%
Tier 1 Leveraged Capital to Average Assets        10.96%     11.08%

Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December 31 are as follows:

($ in Thousands)                               Shareholder  Retention
                                       Income   Dividends    Ratio

     2001                              $1,221      $464       62%
     2000                              $1,142      $436       62%

The Company distributed to shareholders, cash dividends of $2.40 and $2.25 per share in 2001 and 2000, respectively.

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





RESULTS OF OPERATIONS

Overview
Zachary Bancshares, Inc.'s (ZBI) net income for 2001 was $1.22 million compared to $1.14 million for 2000 or a 7% decrease. ZBI's normal income stream is from core banking products and services and it continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the unrealized gain or loss on securities discussed in Note C is included in the Stockholders' Equity data.

                                      Growth Trends
                               (Year to Year in $ and %)
                          2001 to 2000             2000 to 1999
Stockholders' Equity  $914 thousand or 8.8%   $990 thousand or 10.5%
Average Assets        $6.6 million or 7.6%    $1.5 million or 1.8%

Earnings Analysis

The Company's 2001 Net Interest Income decreased 2.3% to $4.2 million at December 31, 2001 compared to $4.3 million at December 31, 2000 due to a decrease in loans and an increase in interest bearing deposits.

Average earning assets were $87.7 million in 2001 compared to $81.5 million in 2000. The following table depicts The Company's average earning asset components in thousands of dollars and the respective percentage relationships.

($ in Thousands)                             2001              2000

Interest Earning Deposits              $ 7,511    9%     $ 3,023    4%
Securities                              19,335   22%      15,385   19%
Loans                                   60,849   69%      63,047   77%
Average Earning Assets                 $87,695  100%     $81,455  100%

This table indicates 7.7% growth in total average earning assets while showing that average loans decreased 3.5% from 2000 to 2001. Average securities and interest earning deposits increased 48% as loan demand softened during the year increasing the amount of liquidity.

Average interest bearing liabilities were $63.4 million in 2001 compared to $58.5 million in 2000. The following table depicts The Company's average interest bearing liability components and their respective percentage relationships.

($ in Thousands)                             2001              2000

Borrowed Funds                         $   -      0%     $   973    2%
Savings and NOW Accounts                20,739   33%      21,317   36%
Money Market Accounts                    1,973    3%       2,672    5%
Certificates                            40,666   64%      33,576   57%
Average Interest Bearing Liabilities   $63,378  100%     $58,538  100%





Emphasizing core deposit account products that fit the local community's needs continues to be the primary focus of The Company's marketing. Free checking for depositors 50 years or older and student checking accounts continue to be very successful examples of how The Company has adjusted its product mix to increase the checking customer base. In 2001 The Company continued to offer competitive market rates for all of its deposit products that helped to increase its deposits while still keeping its community bank flexibility and local control.

The Company's net interest spread and margin are shown below. Net interest spread is the difference between the yield on earning assets and the cost of funding. Net interest margin is net interest income as a percent of average earning assets.

                                     2001                 2000

Net Interest Spread                  3.64%                4.06%
Net Interest Margin                  4.80%                5.29%

The Company's interest rate risk is measured quarterly in terms of its rate sensitivity ratio and reviewed by the board of directors and management. Interest rate risk represents the potential impact of interest rate changes on net income resulting from the timing differences at which assets and liabilities may be repriced as market rates change. The Company's rate sensitivity ratio (Cumulative Rate Sensitive Assets-Cumulative Rate Sensitive Liabilities/Total Earning Assets) on December 31, 2001 was -10.02% at the 12-month time horizon and -13.02% at the 24-month time horizon. The 12-month horizon GAP ratio indicates $9.0 million more liabilities will reprice than assets and the 24-month horizon will reprice $11.7 million more liabilities than assets. Although this Gap analysis indicates The Company is liability sensitive in the one year horizon, this may not be true in practice as the one month deposit category includes 20% of all NOW, money market and savings deposits, which have no specific maturities. These deposits with an average balance totaling $22.7 million represent 36% of all interest bearing liabilities but the rates paid on these core deposits only changed by -.6% during 2001 even though the Federal Reserve cut short term interest rates eleven times totaling 4.75% indicating that The Company does not normally reprice these deposits in direct relationship to market interest rate changes and was able to maintain those deposits.

The Company uses a monthly deposit and loan maturity and cash flow analysis to estimate the net interest margin change at various interest rate shifts. The December 31, 2001 results indicate The Company's net interest margin will change by less than 12.67% or $125 thousand if interest rates move up or down 3% at the 12-month horizon.

Several investment securities were called during 2001. Three of these securities had been carried on the books at a discount and were called at par resulting in gains at the call date of $34 thousand. There were no sales of securities in 2000.

Bank Premises and Equipment

Bank Premises and Equipment decreased $331 thousand to $3.6 million at December 31, 2001 from $3.9 million at December 31, 2000.


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

The provision for loan losses is the amount charged to current earnings, which are contributed to the allowance, maintaining the allowance at a level consistent with management's assessment. The following table reflects year end Allowance and Provision totals:

($ in Thousands)                              2001                 2000

Allowance for Losses                         $1,297               $1,170
Provision for Losses                            271                  281

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

The following table represents non-performing and renegotiated assets at year-
end:
($ in Thousands                              2001               2000

Non-Accrual and Impaired Loans             $1,249               $657
Restructured Loans                            -                   -
Other Real Estate                              28                 -
Total                                      $1,277               $657

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

($ in Thousands                              2001               2000

                                           $3,021             $2,237
In 2001, The Company realized $221 thousand in gains on the sale of other real estate, similar 2000 sales resulted in $151 thousand in gains. Charge offs and writedowns of Other Real Estate were $37 thousand in 2001 and totaled $0 in 2000.
Other Income

Total other income decreased 28% to $1.1 million at December 31, 2001 from $864 thousand at December 31, 2000. The 2001 results included an increase of $83 thousand in mortgage brokerage fees from $42 thousand at December 31, 2000 to $125 thousand at December 31, 2001 as many customers in the area took advantage of lower mortgage rates to refinance their long term home loans. Other Income totals include service charges on deposit accounts which were $656 thousand for 2001 and $618 thousand for 2000. Other Operating Income includes fee income from investment sales which The Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.

Other Expense

Total other expenses increased $35 thousand to $3.19 million at December 31, 2001 from $3.16 million at December 31, 2000.

Salaries and employee benefits decreased $1 thousand during 2001. Any salary increases, were offset by the retirement of a bank vice president whose position was not filled with a new hire and decreased hospitalization insurance expense as The Company switched from a partially self funded plan to a preferred provider plan.

Occupancy expense increased $6 thousand from $238 thousand at December 31, 2000 to $244 thousand at December 31, 2001.

Equipment expense increased 15.3% to $461 thousand at December 31, 2001 from $400 thousand at December 31, 2000 primarily because The Company shortened the book useful life of its core computer processing hardware and software to coincide with their tax useful life resulting in additional book depreciation of $63 thousand.

Net other real estate expense consisted of net benefit of $220 thousand at December 31, 2001 due to gains on sale of other real estate while 2000 offered a benefit of $148 thousand due to similar gains.

Income Tax

The Company's income was fully taxable in both 2001 and 2000 and expects to remain so in 2002.
















ZACHARY BANCSHARES, INC.
OFFICERS

Harry S. Morris, Jr.
President

Winston E. Canning
Secretary

J. Larry Bellard
Treasurer


ZACHARY BANCSHARES, INC.
AND BANK OF ZACHARY
DIRECTORS

Russell Bankston
Chairman of the Board

Rodney S. Johnson
Vice Chairman

Hardee M. Brian
Winston E. Canning
Howard L. Martin, M.D.
Albert C. Mills, III,Ph.D
Harry S. Morris, Jr.

Director Emeritus

A.C. Mills, Jr.
Leonard F. Aguillard

STOCK INFORMATION

The Company's stock is
not listed on any
security exchange.
Therefore, Zachary
Bancshares, Inc. does
not have any exchange
data that provides high
and low stock prices.

Cash dividends of $2.40
per share were paid in
2001 and $2.25 in 2000.









BANK OF ZACHARY
OFFICERS

Harry S. Morris, Jr.
President

Winston E. Canning
Executive Vice
President

J. Larry Bellard
Vice President and
Cashier

Judy W. Andrews
Vice President

Warren Couvillion
Vice President

Preston L. Kennedy
Vice President

Kathleen Parker
Vice President

Kelley W. Sharpe
Vice President

Loretta Barber
Account Services
Supervisor

Cindy Chaisson
Administrative
Assistant

Fonda Funderburk
Administrative
Assistant

Laura Steen
Operations Officer

Sandra Thornton
Information Systems
Officer

Melinda White
Note Supervisor
And Compliance Officer

Sandra Worthy
Internal Auditor



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