Form 10KSB/A, Exhibit 13
period 2001-12-31
ZACHARY BANCSHARES INC
filed 2002-11-08
CIK 740875

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



                                          /s/Harry S. Morris, Jr.
                                             Harry S. Morris, Jr.
                                             President



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

                                              Respectfully submitted,


                                              /s/ HANNIS T. BOURGEOIS, LLP
                                                  HANNIS T. BOURGEOIS, LLP
                                                  Baton Rouge, Louisiana














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